UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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DIME COMMUNITY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Dime Community Bancshares, Inc. (the "Company"), which will be held on May 19, 2011 at 10:00 a.m. Eastern Time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting.  The Directors and several officers of the Company, as well as a representative of Crowe Horwath LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent auditors for the year ending December 31, 2011, will be present at the Annual Meeting.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting.  Your vote is important regardless of the number of shares you own.  Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.  If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document confirming your ownership of the Company's shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano
Chairman of the Board and Chief Executive Officer

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 19, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the "Annual Meeting") will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on Thursday, May 19, 2011 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of six Directors for terms of three years each;
2.	Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2011;
3.	Approval, by a non-binding advisory vote, of the compensation of the Company’s named executive officers;
4.	To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Company’s named executive officers;
5.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

The Board of Directors has fixed March 24, 2011 as the record date for the Annual Meeting and any adjournment or postponement thereof.  Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 209 Havemeyer Street, Brooklyn, NY 11211 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Lance J. Bennett
Secretary

Brooklyn, New York
April 11, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2011

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders to be held on May 19, 2011 (the "Annual Meeting") at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof.  The Company is a Delaware corporation and operates as a unitary savings and loan holding company for The Dime Savings Bank of Williamsburgh (the "Bank").  This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 12, 2011.

Record Date

The Company's Board of Directors has fixed the close of business on March 24, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date").  Accordingly, only holders of record of shares of Common Stock at the close of business on March 24, 2011 will be entitled to vote at the Annual Meeting.  There were 34,683,130 shares of Common Stock outstanding on the Record Date.  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2011

The notice of meeting, proxy statement, annual report and sample proxy card are available for review at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15119.  The notice of meeting, proxy statement and annual report are also available on the Company's website at www.dime.com.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held on the Record Date (other than Excess Shares as defined below).  As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as "Excess Shares") shall be entitled to cast only one-hundredth of one vote per share for each Excess Share.  A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity.  The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any other person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares by marking and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on the Proxy Card or by attending the Annual Meeting and voting in person.  All properly executed proxies received by the Company on or before the close of voting on May 19, 2011 will be voted in accordance with the instructions indicated thereon.  If no instructions are given, executed proxies will be voted FOR election of each of the six nominees for Director, FOR ratification of the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2011, FOR the compensation of the Company’s executive officers, FOR an annual advisory vote on the compensation of the Company's executive officers; and FOR each other proposal identified in the Notice of the

Annual Meeting of Shareholders.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting.  Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.  The holders of Common Stock may not vote their shares cumulatively for the election of Directors.  With respect to the election of the six nominees for Director, shares as to which the "WITHHOLD AUTHORITY" box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting "for" the election of the respective nominee(s).  Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominee(s).  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposal 1.

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.  Shares as to which the "ABSTAIN" box has been selected on the Proxy Card with respect to Proposals 2 and 3 will be counted as present and entitled to vote and will have the effect of a vote against these proposals.  In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposals 2 and 3.

With respect to the advisory vote determining the frequency of advisory shareholder votes on the compensation of executive officers (Proposal 4), shareholders may vote for any one of three frequency options or abstention.  The frequency option that receives the most votes of all the votes cast in person or by proxy at the Annual Meeting is the one that will be deemed approved by the shareholders.  Neither abstentions nor broker non-votes will impact the outcome of this proposal.

Although the advisory votes on the compensation of executive officers, and on the frequency of the advisory vote on the compensation of executive officers are non-binding as provided by law, the Company’s Board of Directors will review the results of the votes and consider them in making future determinations concerning executive compensation and the frequency of the advisory vote.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 209 Havemeyer Street, Brooklyn, New York 11211 or by submitting a duly executed proxy bearing a later date.  A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders.  In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.  In addition, the Company has retained American Stock Transfer & Trust Company to assist in the solicitation of proxies.  The cost of such solicitation, which will be comprised of reimbursement for reasonable out-of-pocket expense, will be paid by the Company.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority.  It is the policy of the Company that Directors exercise their best efforts to attend every meeting.  Ten of the eleven individuals who were members of the Board at the time attended the annual meeting held in 2010.  Due to religious observance, Director Steven D. Cohn did not attend the 2010 Annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of March 24, 2011, certain information as to persons known to the Company to be the beneficial owner of in excess of 5% of the shares of Common Stock.  Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 24, 2011.  Except as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.  For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 24, 2011.  As used herein, "voting power" includes the power to vote, or direct the voting of, Common Stock and "investment power" includes the power to dispose, or direct the disposition, of such shares.  Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Employee Stock Ownership Plan Trust of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP Trust") 209 Havemeyer Street Brooklyn, NY 11211	3,266,029	(1)	9.42%
Common Stock	Compensation Committee of Dime Community Bancshares, Inc. (includes the 3,266,029 ESOP Trust shares reflected above) 209 Havemeyer Street Brooklyn, NY 11211	3,787,354	(2)	10.92%
Common Stock	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	3,142,629	(3)	9.06%
______________________

(1)
The Employee Stock Ownership Plan of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP") filed a Schedule 13G with the SEC on February 10, 2011.  The ESOP is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").  The ESOP's assets are held in the ESOP Trust, for which Pentegra Asset Management (formerly RS Group Trust Company) serves as trustee (the "ESOP Trustee").  The ESOP Trust purchased these shares with funds borrowed from the Company and placed them in a suspense account for release and allocation to participants’ accounts in annual installments.  As of March 24, 2011, 2,093,715 shares held by the ESOP Trust were allocated.  The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee.  The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged, subject to fiduciary duties of the ESOP Trustee.  With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares.  Each member of the Compensation Committee disclaims beneficial ownership of such shares.  See footnote 2 for a discussion of the voting and investment powers of the Compensation Committee.

(2)
The Compensation Committee filed a Schedule 13G with the SEC on February 10, 2011.  The Compensation Committee serves certain administrative functions for the ESOP and The Dime Savings Bank of Williamsburgh 401(k) Plan [the "401(k) Plan"].  In addition, the Compensation Committee serves as trustee for 309,783 unvested restricted stock awards granted to certain officers of the Company or Bank under the 2004 Stock Incentive Plan.  Shares indicated in the table as beneficially owned by the Compensation Committee include all shares indicated in the table as beneficially owned by the ESOP Trust.  The Compensation Committee has the authority to direct the ESOP Trustee with respect to the investment of the ESOP's assets (including the acquisition or disposition of both allocated and unallocated shares) in the absence of a tender offer, but has no voting power with respect to any shares.  With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each member of the Compensation Committee disclaims beneficial ownership of such shares.

(3)
Blackrock, Inc. ("Blackrock") filed a Schedule 13G on February 4, 2011 related to the former holdings of Barclay's Private Bank and Trust Limited ("Barclays"), of which Blackrock assumed ownership in December 2009.  The shares are held in various trust accounts for the economic benefit of former Barclay's customers who are the beneficiaries of those accounts.  The Schedule 13G states that Blackrock has sole voting and dispositive powers over 3,142,629 shares.

Security Ownership of Management

The following table sets forth information with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officer) of the Company or Bank (the "Named Executive Officers"), and all of the Company's Directors and executive officers as a group, as of the Record Date.  Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

Title of Class	Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percent of Class Outstanding	Vested Stock Options Included in Beneficial Ownership Total (4)	Other Non-Beneficial Ownership (5)
Common	Vincent F. Palagiano	Director, Chairman of the Board and Chief Executive Officer	1,587,543	(6)	4.6%	910,830	316,323
Common	Michael P. Devine	Director, President and Chief Operating Officer	1,005,872	(7)	2.9	539,197	214,265
Common	Kenneth J. Mahon	Director, First ExecutiveVice President and Chief Financial Officer	634,690	(8)	1.8	300,758	117,026
Common	Anthony Bergamo	Director	163,545	(9)	*	55,807	-
Common	George L. Clark, Jr.	Director	290,779	(10)	*	64,676	-
Common	Steven D. Cohn	Director	112,384	(11)	*	41,057	-
Common	Patrick E. Curtin	Director	138,804	(12)	*	64,676	-
Common	Fred P. Fehrenbach	Director	142,619	(13)	*	57,926	-
Common	John J. Flynn	Director	82,180	(14)	*	41,557	-
Common	Robert C. Golden	Director	1,000		*	-	-
Common	Kathleen M. Nelson	Director	-		*	-	-
Common	Joseph J. Perry	Director	52,221		*	32,946	-
Common	Omer S.J. Williams	Director	49,122		*	32,946	-
Common	Daniel J. Harris	Executive Vice President and Chief Lending Officer	73,916	(15)	*	43,289	42,041
Common	Timothy B. King	Executive Vice President and Chief Investment Officer (16)	282,351	(17)	*	109,141	-
All Directors and executive officers as a group (17 persons)			4,838,258		13.9%	2,414,172	732,643

* Less than one percent

(1)	See "Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of the Company" for a definition of "beneficial ownership."
(2)
The figures shown include ESOP shares held in trust that have been allocated to individual accounts as follows: Mr. Palagiano, 56,897 shares; Mr. Devine, 56,897 shares; Mr. Mahon, 56,897 shares; Mr. Harris, 1,854 shares, Mr. King, 53,732 shares and all Directors and executive officers as a group, 276,419 shares (the Directors do not participate in the ESOP).  Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.  The figures shown for Messrs. Palagiano, Devine, Mahon, Harris and King do not include any portion of the 1,172,317 ESOP shares held in trust that have not been allocated to any individual's account and as to which Messrs. Palagiano, Devine, Mahon, Harris and King may be deemed to share voting power with other ESOP participants.  The figure shown for all Directors and executive officers as a group includes 1,172,317 shares as to which the members of the Compensation Committee (consisting of Messrs. Williams, Bergamo, Fehrenbach, Flynn and Perry) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Compensation Committee member to be deemed a beneficial owner of such shares.  Each member of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually.  In addition, the figure shown for all Directors and executive officers as a group includes 732,643 shares held in trust ("BMP Trust") for the benefit of Messrs. Palagiano, Devine, Mahon, King and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the "BMP").  The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See "Compensation – Executive Compensation – Compensation Plans – ESOP").

(3)
The figures shown include shares held pursuant to the 401(k) Plan that were allocated as of the Record Date to individual accounts as follows: Mr. Mahon, 115,684 shares; Mr. Harris, 2,534 shares, and all Directors and executive officers as a group, 118,218 shares.  Such persons have sole voting power and sole investment power as to such shares [See "Compensation – Executive Compensation – Compensation Plans – 401(k) Plan"].

(4)
Amounts include stock options eligible to be exercised within 60 days of March 24, 2011 as follows:  Messrs. Bergamo, Clark, Cohn, Curtin, Fehrenbach, Flynn, Perry and Williams, 4,077 options each; Mr. Palagiano, 62,500 options; Mr. Devine, 61,285 options; Mr. Mahon, 38,707 options; Mr. Harris, 17,469 options; Mr. King, 20,355 options and all Directors and executive officers as a group, 251,552 options.

(5)
Other non-beneficial ownership amounts represent shares that are held in trust for the benefit of the respective Named Executive Officers under the BMP.  Messrs. Palagiano, Devine, Mahon and King have neither voting nor investment power with respect to these shares.  However, since the Company maintains full voting and dispositive powers over these shares, they are included in the total beneficial ownership amount for the full Directors and executive officers group (see footnote 2 above).

(6)	Includes 619,816 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(7)	Includes 369,560 shares as to which Mr. Devine may be deemed to share voting and investment power.
(8)	Includes 134,596 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(9)	Includes 106,562 shares as to which Mr. Bergamo may be deemed to share voting and investment power.
(10)	Includes 84,375 shares as to which Mr. Clark may be deemed to share voting and investment power.
(11)	Includes 70,151 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(12)	Includes 72,952 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(13)	Includes 83,517 shares as to which Mr. Fehrenbach may be deemed to share voting and investment power.
(14)	Includes 39,447 shares as to which Mr. Flynn may be deemed to share voting and investment power.
(15)	Includes 6,968 shares as to which Mr. Harris may be deemed to share voting and investment power.
(16)	Mr. King's title was changed to Executive Vice President and Chief Risk Officer effective March 17, 2011.
(17)	Includes 100,519 shares as to which Mr. King may be deemed to share voting and investment power.

______________________________________

PROPOSAL 1

ELECTION OF DIRECTORS
______________________________________

General

The Company's Certificate of Incorporation and Bylaws provide for the election of Directors by the shareholders.  For this purpose, the Company's Board of Directors is divided into three classes, each class to be as nearly equal in number as possible.  The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders.  The Company currently has thirteen Directors.

George L. Clark, Jr., Steven D. Cohn, John J. Flynn, and Kenneth J. Mahon, incumbent Directors whose terms expire at the Annual Meeting, have been nominated by the Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2014, or when their successors are otherwise duly elected and qualified.  In addition, Kathleen M. Nelson and Robert C. Golden were elected to the Board in March 2011.  Ms. Nelson and Mr. Golden have also been nominated by the Nominating Committee to be elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2014, or when their successors are otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected.  In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by the present Board of Directors, unless the shareholder has elected to "withhold authority" with respect to all nominees.

Information as to Nominees and Continuing Directors

In March 2011, the Board determined that all of its current Directors with the exception of Messrs. Palagiano, Devine, Mahon and Curtin were independent pursuant to its Policy Regarding Director Independence (the “Director Independence Policy”) and National Association of Securities Dealers, Inc. Rule 5605(a)(2) ["Rule 5605(a)(2)"].  Messrs. Palagiano, Devine and Mahon were not independent because they were officers of the Company.  Mr. Curtin was deemed not independent because he was a member of a law firm providing various legal services to the Company or its subsidiaries.  See, "Transactions with Certain Related Persons."   The Director Independence Policy is available on the Company's website at www.dime.com by clicking Investor Relations and then Corporate Governance within the Investor Relations menu.

The Nominating Committee is responsible for identifying and selecting nominees for election by the Company’s shareholders.  The Nominating Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Nominating Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company.  Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Nominating Committee has adopted general criteria for nomination to the Board which establish the minimum qualifications and experience to be examined in determining candidates for election.  Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company’s shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be independent as defined in applicable law, the Director Independence Policy and the Company's Code of Business Ethics and be able to impartially represent the interests of the Company’s shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders.  The nomination guidelines promote Board diversity to respond to business needs and shareholder interests.

The following table sets forth certain information with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting ("Continuing Director").  There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was selected as a Director or nominee.  For information with respect to security ownership by Directors, see "Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Management."

	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company and the Bank
Nominees
George L. Clark, Jr.	70	1980	2011	Director
Steven D. Cohn	62	1994	2011	Director
John J. Flynn	74	1994	2011	Director
Kenneth J. Mahon	60	2003	2011	Director, First Executive Vice President and Chief Financial Officer ("CFO")
Kathleen M. Nelson	65	2011	2011	Director
Robert C. Golden	64	2011	2011	Director
Continuing Directors
Vincent F. Palagiano	70	1978	2013	Director, Chairman of the Board and Chief Executive Officer ("CEO")
Michael P. Devine	64	1980	2012	Director, President and Chief Operating Officer
Anthony Bergamo	64	1986	2012	Director
Patrick E. Curtin	65	1986	2013	Director
Fred P. Fehrenbach	74	1987	2012	Director
Joseph J. Perry	44	2005	2012	Director
Omer S. J. Williams	70	2006	2013	Director

(1)   As of March 24, 2011.
(2)   Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.

The principal occupation and current public company directorships, as well as public company directorships held at any time during the past five years, of each of the nominees is listed below. The information with respect to the nominees is as of March 24, 2011, and includes each nominee’s affiliations with the Bank and its principal operating subsidiaries.

The principal occupation and business experience of each nominee for election as a Director and each Continuing Director are set forth below.

Nominees for Election as Director

George L. Clark, Jr. has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980.  Mr. Clark has served as Lead Director of the Boards of both the Company and Bank since 2007.  Mr. Clark is President of George L. Clark Inc. (Realtors), a New York State licensed real estate firm. Mr. Clark was a director of the Federal National Mortgage Association between 1986 and 1992, and a former Chairman of the New York State Republican Committee. Mr. Clark has been a licensed real estate broker for 50 years.  This experience and these qualifications led the Board to conclude that Mr. Clark should serve as a Director of the Company.

Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York, and is both a past President of the Brooklyn Bar Association and a delegate to the New York State Bar Association.  Mr. Cohn is also an adjunct professor at the Fashion Institute of Technology, teaching classes in business law and marketing research.  This experience and these qualifications led the Board to conclude that Mr. Cohn should serve as a Director of the Company.

John J. Flynn  has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since October 1994, and before that from February

1983 to February 1993. From February 1993 through August 1994, Mr. Flynn was Executive Vice President of Flushing Savings Bank, FSB in Flushing, New York.  Since September 1994, Mr. Flynn has been a self-employed real estate mortgage broker and consultant.  This experience and these qualifications led the Board to conclude that Mr. Flynn should serve as a Director of the Company.

Kenneth J. Mahon has served as a Director of the Company since 2002 and of the Bank since 1998. Mr. Mahon has served as the CFO of both the Company and the Bank since 1996.  Mr. Mahon was named First Executive Vice President of both the Company and the Bank in 2008 and Executive Vice President of both the Company and Bank in 1997.  Prior to serving as Executive Vice President, Mr. Mahon served as the Bank's Comptroller and Senior Vice President. Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors, and serves on the Neighborhood Advisory Board of Brooklyn Legal Services Corporation A. Prior to joining the Bank in 1980, Mr. Mahon served in the financial areas of several New York City metropolitan area savings banks.  This experience and these qualifications led the Board to conclude that Mr. Mahon should serve as a Director of the Company.

Robert C. Golden was elected to the Boards of Directors of both the Holding Company and the Bank in March 2011.  Mr. Golden is currently retired, after having served from 1997 to 2010 as Executive Vice President of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America), where he managed operations, technology infrastructure and communications and Administrative services for all of Prudential Financial Inc.'s subsidiaries. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate.  Mr. Golden is a licensed member of the Financial Industry Regulatory Authority as a General Securities Representative, as well as in the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination.  This experience and these qualifications led the Board to conclude that Mr. Golden should serve as a Director of the Company.  Mr. Golden was recommended by a retired Director of the Company.

Kathleen M. Nelson was elected to the Boards of Directors of both the Holding Company and the Bank in March 2011.  Ms. Nelson currently serves as managing principal of Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as President of KMN Associates, LLC, a commercial real estate consulting firm which she founded, that provides consulting service to mixed-use and commercial retail real estate developers or owners.  Ms. Nelson also served in the mortgage and real estate division of TIAA-CREF from 1968 through 2004, retiring as the Managing Director and Group leader of the division.  Ms. Nelson currently serves on the Board of Directors and Compensation Committees of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments.  Ms. Nelson also currently serves as a trustee of the International Council of Shopping Centers ("ICSC"), where she chairs the Audit Committee and serves on the Nominating Committee, Investment and Employee Retirement Committee and the Architectural & Design Award Committee.  She also serves as treasurer and a Director of ICSC's charitable foundation.  Ms. Nelson is also a member of the advisory board of Castagna Realty Company, the Beverly Willis Architecture Foundation and the Anglo American Real Property Institute.  This experience and these qualifications led the Board to conclude that Ms. Nelson should serve as a Director of the Company.  Ms. Nelson was recommended by a business associate of an independent, non-management Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Vincent F. Palagiano has served as Chairman of the Board and CEO of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978.  In addition, Mr. Palagiano has served on the Board of Directors of the Boy Scouts of America, Brooklyn Division since 1999, and served on the Boards of Directors of the Institutional Investors Capital Appreciation Fund from 1996 to 2006, and The Community Banker's Association of New York from 2001 to 2005.  Mr. Palagiano joined the Bank in 1970 as an appraiser and has also served as President of both the Company and the Bank, and as Executive Vice President, Chief Operating Officer and Chief Lending Officer of the Bank. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies.  This experience and these qualifications led the Board to conclude that Mr. Palagiano should serve as a Director of the Company.

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980.  Mr. Devine has served as President of both the Company and Bank since January 1, 1997 and as Chief Operating Officer of the Company since its inception in 1995 and of the Bank since 1989.  Prior to Mr. Devine’s appointment as President, he served as Executive Vice President and Secretary of both the Company and the Bank.  Mr. Devine joined the Bank in 1971 and has served as the Internal

Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co.  From August 2001 through September 12, 2008, Mr. Devine served on the Board of Directors of Retirement Systems Group, Inc.  In September 2007, Mr. Devine joined the Board of Trustees of Long Island University and serves on its Audit and Budget and Finance Committees.  In March 2009, Mr. Devine was elected a director of RSI Retirement Trust, for which he is not compensated.  This experience and these qualifications led the Board to conclude that Mr. Devine should serve as a Director of the Company.

Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is an attorney licensed in New York and New Jersey and currently serves as Vice Chairman of MB Real Estate, headquartered in Manhattan, New York.  Mr. Bergamo is also the chief executive officer of Niagara Falls Redevelopment LLC, Chairman of the Federal Law Enforcement Foundation and Audit Chairman of SP Acquisition Holdings, Inc.  In 2002, Mr. Bergamo was elected a director of Lonestar Steakhouse and Saloon, Inc., a publicly traded company.  Mr. Bergamo also serves as a member of the New York State Judicial Screening Committee and as a board member of the New York City division of Off Track Betting.  This experience and these qualifications led the Board to conclude that Mr. Bergamo should serve as a Director of the Company.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Curtin is a senior member in the law firm of Conway Farrell Curtin & Kelly, P.C. ("Conway Farrell") in New York, New York, and has represented the Bank in loan closings, litigation and various other matters for over 26 years.  This experience and these qualifications led the Board to conclude that Mr. Curtin should serve as a Director of the Company.

Fred P. Fehrenbach has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1987.  Mr. Fehrenbach is President of Consolidated Brokerage Corp., a retail insurance brokerage located in Great Neck, New York.  Mr. Fehrenbach has been with Consolidated Brokerage Corp. since 1975.  Mr. Fehrenbach is also the President of Shell Realty Corp., a real estate holding company.  This experience and these qualifications led the Board to conclude that Mr. Fehrenbach should serve as a Director of the Company.

Joseph J. Perry has served as a Director of both the Company and Bank since September 2005, and from January 2004 through August 2005 as a Director of Havemeyer Equities, Inc., a previously wholly-owned subsidiary of the Bank. He is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Partner-In-Charge of the Long Island Tax Department since July 2004 and Firm-Wide Partner-in-Charge of Tax Services since 2006. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading "Big 5" accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants.  This experience and these qualifications led the Board to conclude that Mr. Perry should serve as a Director of the Company.

Omer S.J. Williams has served as a Director of both the Company and Bank since July 2006.  Mr. Williams is an attorney, counsel to the law firm of SNR Denton LLP.  He was a previously a partner at Thacher Proffitt & Wood LLP ("Thacher"), where he served as both Chairman of the firm's Executive Committee and Managing Partner of the firm from 1991 to 2003. Thacher's partners determined to dissolve the firm as of December 31, 2008, and Mr. Williams has served as Chairman of Thacher's dissolution committee since January 2009.  Mr. Williams has more than 41 years of experience in banking, corporate and financial institution law, including securities and mortgage finance issues.  This experience and these qualifications led the Board to conclude that Mr. Williams should serve as a Director of the Company.

Board Leadership Structure

The Chief Executive Officer also serves as Chairman of the Board, due, in part, to his extensive tenure with the Company and Bank, which provides unique and vital knowledge regarding their history, strategy, business and operations.  The Board, however, has created a lead independent director position in order to enhance Board independence and oversight.  George L. Clark, Jr. is currently the Lead Director.  Among other functions, the Lead Director presides at executive sessions of the independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors.

In the ordinary course of business, the Company faces various strategic, operating, compliance and financial risks.  Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its standing Committees, is responsible for the oversight of risk management.  In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To accomplish this objective, the Board invites senior management to attend, and present reports at, all Board meetings.  In addition, the Bank's Director of Risk Management attends all meetings of the Audit and Mortgage

Review Committees of the Board, and twice annually presents updates on risk management activities to the Audit Committee.

The Board has also recently created a Risk Committee, the purpose of which is to assist the Board with respect to oversight of the following risk management activities of the Company: identification; measurement; control processes; and ongoing monitoring.  In addition, in March 2011, Mr. King was appointed Chief Risk Officer of the Company and Bank.  In this newly created position, Mr. King will report directly to the Risk Committee, and be responsible for coordinating the various risk management activities of the Company, and providing periodic status reports to senior management and the Risk Committee.  The Chief Risk Officer will attend all meetings of the Audit, Mortgage Review, and Risk Committees of the Board, and twice annually present updates on the Company's risk management activities to the Audit and Risk Committees.

Meetings and Committees of the Company's Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% (but not less than five) of the Directors then in office.  The Company's Board of Directors met twelve times during the year ended December 31, 2010.  No incumbent Directors during 2010 attended fewer than 75% of the aggregate of: (1) the total number of Board meetings conducted during the period for which he was a Director, and (ii) the total number of meetings conducted by all committees of the Board on which he served during the periods that he served.

The Company's Board of Directors has established the following committees:

The Executive Committee consists of Messrs. Palagiano (Chair), Devine, Bergamo, Clark, Cohn and Fehrenbach.  The purpose of the Executive Committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board.  The Executive Committee meets at the call of the Chairman, President or a majority of the members of the Executive Committee.  The Executive Committee conducted no meetings during the year ended December 31, 2010.

The Compensation Committee consisted of four independent Directors, Messrs. Bergamo (Chair), Fehrenbach, Flynn and Perry in 2010. Mr. Williams was added to the Committee as Chair in 2011.  The Compensation Committee establishes the compensation of the CEO, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.

The Compensation Committee utilizes Mercer, a nationally recognized compensation consulting firm, and outside legal counsel, to assist in performing its duties.  Mercer is instructed to analyze the Company’s performance and executive pay levels.  A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance.  The Compensation Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended performance-linked compensation strategies.  The Committee relies on legal counsel to advise on its obligations under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions.  The Committee considers the expectations of executive management with respect to their own compensation, and their recommendations with respect to the compensation of Directors and more junior executive officers.

The Compensation Committee may delegate such of its powers and responsibilities as it deems appropriate to subcommittees of its membership or officers of the Company. The Compensation Committee operates pursuant to a charter, which is available on the Company's website at www.dime.com, by initially selecting "Investor Relations" and subsequently selecting "Governance Documents."  The Compensation Committee's charter requires that it meet annually and as requested by the Chairman of the Board of Directors.  The Compensation Committee met six times during the year ended December 31, 2010.

The Nominating Committee consists of Messrs. Fehrenbach, (Chair), Curtin and Williams, each of whom is independent as defined in Rule 5605(a)(2).  The Nominating Committee identifies and selects nominees for all Directorships, recommends committee memberships to the Board, and establishes criteria for the selection of new Directors to serve on the Board.  The Nominating Committee met twice during 2010.  In addition, the Nominating Committee met on March 17, 2011 to, among other matters, select the nominees for election as Directors at the Annual Meeting.  In accordance with the Company's Bylaws, provided the Nominating Committee makes such nominations, no nominations for election as Director except those made by the Nominating Committee shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under "2011 Annual Meeting Stockholder Proposals" in the proxy statement for the annual meeting held in May 2010.  The Nominating Committee operates pursuant to a charter.  A current copy of the Nominating Committee charter is available on the Company's website, at www.dime.com, by clicking Investor Relations and then Corporate Governance within the Investor Relations menu.

           The Governance Committee consisted of Messrs. Williams (Chair), Cohn and Perry in 2010.  In 2011, Mr. Flynn replaced Mr. Perry.  The Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company.  The Governance Committee met twice during 2010.

The Risk Committee was established in March 2011, and consists of Mr. Perry (Chair), Mr. Curtin, Mr. Golden and Ms. Nelson.  The Risk Committee is appointed by the Board of Directors of the Company to assist the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. The Risk Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com.  The Risk Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.

The Audit Committee consists of Messrs. Bergamo (Chair), Clark, Cohn, and Perry, each of whom is independent as defined in Rule 5605(a)(2) and satisfies the independence criteria set forth in Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Messrs. Bergamo and Perry qualify as Audit Committee financial experts as defined in Item 407(d)(5) of SEC Regulation S-K.  The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board.  The Audit Committee operates pursuant to a written charter.  A current copy of the charter may be viewed on the Company's website at www.dime.com. The Audit Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate.  The Audit Committee met five times during the year ended December 31, 2010.

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain information regarding the activities of its Audit Committee.  In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement:

1.           The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2010 with management;

2.           The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.           The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

4.           Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Anthony Bergamo, Chair
George L. Clark, Jr., Member
Steven D. Cohn, Member
Joseph J. Perry, Member

Directors' Compensation

Fee Arrangements.  Fee arrangements in existence during the year ended December 31, 2010 were summarized as follows:

•	Separate $15,000 semi-annual retainer fees paid in June and December to each Director in compliance with the Company's Director Retainer Policy.
•
Meeting attendance fees of $1,500 for each of the monthly Company or Bank Board meetings attended by the Director.  If the Boards of the Bank and the Holding Company met on the same day, Directors received only one fee for both meetings;

•
$1,000 for all Committee meetings attended by the Director from March 1, 2010 through December 31, 2010, as well as all Audit Committee meetings attended by the Director throughout 2010.  $900 for all non-Audit Committee meetings attended from January 1 through February 28, 2010.  If a committee of both the Bank and the Holding Company met on the same day, only one fee is received for both meetings.

•	Separate $5,000 semi-annual retainer fees paid in June and December to the Chairman of the Audit Committee, provided such Chairman is in compliance with the Company's Director Retainer Policy.
•	Separate $2,500 semi-annual retainer fees paid in June and December to the Chairman of the Compensation Committee, provided such Chairman is in compliance with the Company's Director Retainer Policy.

Directors' Retirement Plan.  The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the "Directors' Retirement Plan"), which provides benefits to each eligible non-employee Director ("Outside Director") commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the twelve-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of earned benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan was frozen effective March 31, 2005.

2001 Stock Option Plan.  The Dime Community Bancshares, Inc. 2001 Stock Option Plan for Outside Directors, Officers and Employees (the "2001 Stock Option Plan") was adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2001.  During the year ended December 31, 2010, six of the Company's eight Outside Directors were each granted 4,077 options under the 2001 Stock Option Plan.  All of these options expire on April 30, 2020 and vest to the respective recipients on May 1, 2011.  At December 31, 2010, there were up to 5,163 stock options eligible for future grant to Outside Directors under the 2001 Stock Option Plan.

2004 Stock Incentive Plan.  The Dime Community Bancshares, Inc. 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan") was initially adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2004.  Amendment Number One to the 2004 Stock Incentive Plan was adopted by the Company's Board of Directors in March 2008 and subsequently approved by its shareholders at their annual meeting held in 2008.  At December 31, 2010, 602,784 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan. These may be granted in the form of either stock options or restricted stock awards, or a combination thereof.  During the year ended December 31, 2010, two of the Company's eight Outside Directors were each granted 4,077 options under the 2004 Stock Incentive Plan.  All of these options expire on April 30, 2020 and vest to the respective recipients on May 1, 2011. In addition, during the year ended December 31, 2010 a grant of 1,176 restricted stock awards was made to each of the eight Outside Directors of the Company under the 2004 Stock Incentive Plan, all of which vest to the respective recipients on May 1, 2011.

The following table sets forth information regarding compensation earned by each Outside Director during the year ended December 31, 2010:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
Anthony Bergamo	$74,900	$14,994	$15,000	—	$70,671	$746	$176,311
George L. Clark, Jr.	56,000	14,994	15,000	—	20,703	746	107,443
Steven D. Cohn	55,400	14,994	15,000	—	70,384	746	156,524
Patrick E. Curtin	54,400	14,994	15,000	—	50,090	746	135,230
Fred P. Fehrenbach	57,900	14,994	15,000	—	10,428	746	99,068
John J. Flynn	57,800	14,994	15,000	—	9,910	746	98,450
Joseph J. Perry	40,900	14,994	15,000	—	—	746	71,640
Omer S. J. Williams	56,900	14,994	15,000	—	—	746	87,640

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the year, whether such fees were paid currently or deferred.

(2)	Represents the value of the award on the April 30, 2010 grant date, computed as 1,176 shares multiplied by an award value of $12.75 per share (the Common Stock closing price on April 30, 2010).

(3)
Represents the value of the award on the April 30, 2010 grant date, computed as 4,077 shares multiplied by an award value of $3.679 per share as determined using the Black-Scholes option pricing model. For more information concerning the assumptions used for the option value calculation, please refer to Note 15 to the audited consolidated financial statements included in the Company's 2010 Annual Report on Form 10-K.

(4)
Includes for each individual the increase (if any) for the year in the present value of the individual's accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 715  as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year.

(5)	Amount represents dividends paid on unvested restricted stock awards that were granted on April 30, 2009 and April 30, 2010.

Executive Officers

The following individuals are executive officers of the Company, holding the offices set forth opposite their names:

Name	Position Held
Vincent F. Palagiano	Chairman of the Board and CEO
Michael P. Devine	President and Chief Operating Officer ("COO")
Kenneth J. Mahon	First Executive Vice President ("FEVP") and CFO
Daniel J. Harris	EVP and Chief Lending Officer ("CLO")
Terence J. Mitchell	EVP and Chief Retail Officer
Timothy B. King	EVP and Chief Investment Officer ("CIO")(1)
Michael Pucella	EVP and Chief Accounting Officer ("CAO")

(1) Mr. King's title was changed to Executive Vice President and Chief Risk Officer effective March 17, 2011.

The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.  The Company has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment.  See "Compensation Discussion and Analysis – Potential Payments Upon Termination and Change of Control."

Biographical information of the executive officers who are not Directors of the Company or Bank is set forth below.

Daniel J. Harris, age 54, was hired by the Bank in January 2008 as EVP and CLO, and was named an EVP and CLO of the Company in January 2009.  Prior to joining the Bank, Mr. Harris served as EVP & Chief Credit Officer at Hudson Valley Bank, a commercial bank and financial services company.  Prior to that role, Mr. Harris held senior positions at Credit Re Mortgage Capital, The Greater New York Savings Bank and Dollar Dry Dock Bank.  Mr. Harris earned a Juris Doctor from St. John's University and has practiced law, with a specialty in real estate, as an employee of Manufacturers Hanover Trust Co. as well as two New York law firms.

Terence J. Mitchell, age 58, is an Executive Vice President and the Chief Retail Officer of both the Company and the Bank.  Mr. Mitchell oversees all retail banking operations, including Dime Direct (the Bank’s call center), and retail marketing strategies.  Mr. Mitchell was most recently Executive Vice President and Senior Market Leader for Sovereign Bank’s New York and New Jersey metropolitan division.  Prior to that, he served at Independence Community bank for 32 years, rising to the position of Executive Vice President and President of Consumer Banking.  Mr. Mitchell has served on the Boards of numerous not-for-profit organizations in the Brooklyn community.

Timothy B. King, age 52, has over 28 years of banking experience, and has been with the Bank since 1983.   Mr. King was promoted to Treasurer of the Bank in 1989, Vice President of the Bank in 1993, Treasurer of the Company at its inception in 1995, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999 and EVP of both the Company and the Bank in 2008. In 2002, Mr. King was named the CIO of both the Company and Bank, overseeing the securities investment function of the both entities.  In March 2011, Mr. King was named the Chief Risk Officer of both the Company and the Bank, in charge of oversight of all risk management functions of both entities.

Michael Pucella, age 57, was promoted to Comptroller of the Bank in 1989 and of the Company at its inception in 1995, Vice President of both the Company and Bank in 1996, First Vice President of both the Company and Bank in 1997, Senior Vice President of both the Company and the Bank in 1999, and EVP of both the Company and Bank in 2009.  He currently serves as the CAO of both the Company and Bank, responsible for financial reporting, budgeting, corporate planning and tax administration.  Mr. Pucella has been with the Bank since 1981, and has over 36 years of banking experience.

Compensation Discussion and Analysis
Introduction

Set forth below are (i) a description of the Company’s decision making process for compensating the Named Executive Officers, (ii) a discussion of the background and objectives of the Company’s compensation programs for Named Executive Officers, and (iii) a description of the material elements of the compensation of each of the Named Executive Officers.

The descriptions of compensation plans, programs and individual arrangements referred to in the Compensation Discussion and Analysis that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. Other than broad-based plans applicable to substantially all salaried employees, these documents have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and are incorporated herein by this reference.

1.           Objectives

The goals of the executive compensation program are to enable the Company to attract, develop and retain strong executive officers capable of maximizing the Company’s performance for the benefit of its shareholders. The Company’s executive compensation philosophy is to provide competitive target compensation opportunities with actual amounts earned commensurate with its financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide executive officers with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests.  The pay elements are intended to balance an appropriate mix of risk and return.  Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals which do not encourage excessive risk taking. Longer term incentive and stock awards are structured to align the executive’s interest with those of the Company’s shareholders and serve to retain executives over the long term. 2010 was a year of continuing economic difficulty as evidenced by the turmoil in the financial services and banking industries and persistent high unemployment and depressed real estate values in the New York metropolitan area. As a result, the Company’s continued focus was on retaining and motivating key executives while controlling expense, managing credit issues and maintaining adequate capital.

2.           Key Elements of the Compensation Package

The Company’s 2010 compensation program for Named Executive Officers consisted of three key elements:

•	base salary to provide a reasonable level of recurring income;
•	annual incentives to motivate the Named Executive Officers to achieve short-term operating objectives; and
•	long-term incentives designed to retain talented employees and provide an incentive to maximize shareholder return in the longer term.

The Company additionally provides certain retirement plans, termination benefits, fringe benefits and perquisites, in some instances for a large group of employees and in others limited to one or more executives.

Base Salary.  The Company seeks to pay competitive base salaries by establishing a median pay level approach (See "3. Material Policies and Procedures – Benchmarking and Survey Data" for further detail regarding the methods used to that end).  Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate.  The Company desires to compensate executives fairly while being sensitive to increasing fixed costs.

For 2010, the Compensation Committee considered the prevailing market conditions and determined, with the input of Mercer, an independent, nationally recognized compensation consulting firm, to increase the base salary for the Named Executive Officers of the Company.

In 2010, base salary increases for the Named Executive Officers were as follows:

Name	% Increase	Dollar Increase	Resulting Annual Base Salary Rate
Vincent F. Palagiano	N/A	$-	$686,000
Michael P. Devine	N/A	-	541,000
Kenneth J. Mahon	N/A	-	402,000
Daniel Harris	4.8	15,000	325,000
Timothy King	3.1	9,900	300,000

Messrs. Palagiano, Devine and Mahon waived any salary increase for 2010.  Salary decisions for other Named Executive Officers resulted from an assessment of the Company’s 2009 performance within the context of a competitive compensation review produced by Mercer that evaluated corporate performance during 2009. These salary increases were designed to reflect cost of living changes, reward effort and accomplishment in a challenging 2009 operating environment and to assist in the retention of executives directly responsible for managing the Company and the key operating units within the Company.  Overall, the base salaries provided to the CEO, COO and CFO are within 10% (plus or minus) of the median of the fourteen comparable sized and similarly located public banks and thrifts used by Mercer for comparison of both pay level and corporate performance (the "2009 Comparison Group"), while the base salaries provided to Messrs. Harris and King approximate the 75th percentile.

Annual Incentives.  The Company maintains a formal, shareholder-approved Annual Incentive Plan under which the Named Executive Officers may be awarded the opportunity to earn an annual cash payment based on the degree of achievement of pre-determined, formulaic performance measures.   For 2010, the Company used a goal attainment approach to determine annual incentive payments for Named Executive Officers.  Under this approach, target annual incentive award opportunities as a percent of base salary were established for each Named Executive Officer to provide competitive target cash compensation opportunities.  Target represents the payout level for performance at expectation.  A threshold opportunity for performance below which no award is paid was set at 50% of target and a maximum payout of 150% of target was set to reward superior performance.  Target annual incentive percentages for the Named Executive Officers approximate median relative to levels obtained from the 2009 Comparison Group.

The award opportunities were then linked with performance outcomes.  For 2010, performance was initially assessed on four equally weighted measures:  Core Earnings Per Share before credit costs ("Core EPS Before Credit Costs"), Reported Earnings Per Share ("Reported EPS"), Return on Average Stockholders' Equity ("Reported ROE") and Return on Risk-weighted Assets.  Results on these measures relative to the pre-established objectives were used to determine preliminary payout levels at the end of 2010.  The

Compensation Committee also considered Company performance on supplemental measures, including efficiency ratio, non-performing assets, net charge-offs and capital ratio, relative to historical and peer company results.  The Compensation Committee may exercise judgment to adjust the payout levels based on its review of performance on supplemental or other relevant measures.

Performance results were as follows:

Key Measures	Target	Result
Core EPS Before Credit Costs(1)	$1.40	$1.47
Reported EPS	1.06	1.24
Reported ROE	11.53%	13.15%
Return on average risk-weighted assets (2)	1.29%	1.57%
(1) Core EPS Before Credit Costs reflects the following adjustments from Reported EPS:
Other than temporary impairment charges on investment securities	$0.04
Provision for loan losses	0.19
Total adjustment	$0.23
(2) Average risk-weighted assets is computed as the average of the Bank's period-end risk weighted assets as of December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009, as reported on Schedule CCR of the Bank's quarterly Thrift Financial Report ("TFR") filed publicly with the Office of Thrift Supervision.  Schedule CCR of the TFR reconciles the Bank's period-end stockholders' equity computed under Accounting Principles Generally Accepted in the U. S. ("GAAP"), with the period-end risk-weighted assets.

The Compensation Committee, in consideration of the aforementioned supplemental measures, as well as the continuing effort to control operating expenses, approved reduced payment amounts as follows: Mr. Palagiano, $400,000 (116.6% of target payout, and 81.6% of payment calculation); Mr. Devine, $285,000 (117.3% of target payout, and 82.0% of payment calculation).   The approved payments Mr. Mahon, Mr. Harris, and Mr. King were $193,000, $148,000 and $104,000, respectively.  These bonus payments were analyzed as part of a collective bonus paid to the Company's remaining executive officer group.  The aggregate bonus paid to this group of remaining executives totaled 108.6% of the target payout and 76.0% of the payment calculation.

Long-term Incentives. The Compensation Committee believes that grants of long-term incentives in the form of stock options and/or restricted stock are the most effective method, where available, of aligning executive rewards with the creation of value for shareholders through stock appreciation.

In consideration of the Company’s performance for the year ended December 31, 2009, the Compensation Committee granted awards of restricted stock and options to the Named Executive Officers after considering Mercer’s assessment of comparable practices at the 2009 Comparison Group as well as Company and individual performance, the 2009 operating environment and competitive market conditions.

In 2010, the following grants of stock options and restricted stock shares were made to the Named Executive Officers:

Name	Total Share Grant	# of Options	# of Shares	Total Value of Grant
Vincent F. Palagiano	-	-	-	-
Michael P. Devine	34,118	18,206	15,912	$270,502
Kenneth J. Mahon	22,817	12,176	10,641	180,899
Daniel Harris	17,216	9,187	8,029	136,494
Timothy King	14,757	7,875	6,882	116,996

Overall, long-term incentives of the Named Executive Officers other than the CFO are positioned between the median and 75th percentile of the 2009 Comparison Group.  The CFO is positioned in the 75th percentile.

All of the above grants were made effective April 30, 2010 under either the 2001 Stock Option Plan or the 2004 Stock Incentive Plan, vest over four years and had a grant date fair value of $3.714 per option and $12.75 per restricted stock share. The Company intends to make selective equity awards in the future as part of its ongoing competitive executive compensation program. Please refer to Note 15 of the Company's financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 for information on the calculation of these award values.

Long-Term Incentives -  Vincent F. Palagiano.  The 2008 amendments to the 2004 Stock Incentive Plan increasing the number of shares available provide that Mr. Palagiano is ineligible to receive stock options or awards under that plan. Instead, the Company has adopted a cash-based, multi-year long-term incentive plan in which Mr. Palagiano is eligible to participate. The plan was designed to provide a competitive long-term incentive arrangement instead of the opportunities that Mr. Palagiano would otherwise have received under the 2004 Stock Incentive Plan. The plan enhances overall pay for performance since the value earned relates directly to the Company’s performance on selected key metrics. The period for measurement of the grant awarded in 2010 is January 1, 2010 through December 31, 2012. The plan sets an incentive target for this period of $429,000 (62.5% of base salary of $686,000), and a range of payout levels for this period as follows: threshold payout level represents a payment of $214,500 (50% of the target), and is paid for a baseline level of acceptable performance to receive any award; target payout represents a payment of $429,000 and is paid for performance at expectation; and maximum payout represents a payment of $643,500 (150% of target) and is paid for exceptional performance. The criteria for payment for this period are as follows:

	Threshold	Target	Maximum	Criteria Weight in Determining Payout
Total Shareholder Return ("TSR") (percentile rank in 2009 Comparison Group)(1)	40th	50th	74th	50%
Cumulative Core EPS (2)	$3.07	$3.41	$3.75	25%
Average Annualized Reported ROE	9.8%	11.6%	13.3%	25%

(1) The 2009 Comparison Group is discussed below under “3. Material Policies and Procedures.”

(2) Core EPS is a non-GAAP measure that is calculated as Reported EPS excluding other-than-temporary impairment charges on investments, gains or losses on disposals of assets (excluding loans held for sale), and other significant income or expense items that are non-recurring in nature.

  The Compensation Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met.  Payment will be made in cash in the first quarter of 2013 if Mr. Palagiano is employed on December 31, 2012. If Mr. Palagiano’s employment terminates prior to that date due to death, disability or retirement, the Company's obligation will be prorated for performance as of the effective date of the termination and paid at the end of the performance period unless the Compensation Committee has determined otherwise. The Compensation Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the end of the change of control date and prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

A similar long-term incentive arrangement implemented for Mr. Palagiano in 2008 for the 27-month period beginning October 1, 2008 and ending December 31, 2010 was settled.  The plan set an incentive target for this period of $428,750 (62.5% of base salary of $686,000), and a range of payout levels for this period as follows: threshold payout level represents a payment of $214,375 (50% of the target), and is paid for a baseline level of acceptable performance to receive any award; target payout represents a payment of $428,750 and is paid for performance at expectation; and maximum payout represents a payment of $643,125 (150% of target), and is paid for exceptional performance. The established performance goals, actual achievement levels and incentive earned for the measurement period are shown in the following table:

Performance Goal	Threshold	Target	Maximum	Actual	Achievement (% of Target)	Weighted Achievement(1)	Payout Amount ($)
TSR (percentile rank in 2007 Comparison Group) (2)	40th	50th	74th	71st	143.16%	71.580%
Cumulative Core EPS (3)	$2.23	$2.48	$2.73	$2.43	89.58	22.395%
Average Annualized Reported ROE	10.3%	12.1%	13.9%	10.8%	62.5%	15.625%
Total Payout						109.600%	$469,910
(1) The weighted achievement is calculated as the achievement percentage multiplied by the weighting of the performance goal in determining the payout amount. In accordance with the plan, the TSR was provided a 50% weighting, while Cumulative Core EPS and Average Annualized Reported ROE were each provided a 25% weighting.  See "Compensation – Compensation Plans - Long Term Cash Incentive Payment Plan – for a further discussion of the applicable provisions of the plan.

(2) The 2007 Comparison Group was developed by Mercer, and consisted of the following:  Astoria Financial Corporation, First Niagara Financial Group, Flushing Financial Corp., Hudson City Bancorp, Inc., Investors Bancorp, Inc., NewAlliance Banchares, Inc., New York Community Bancorp., Inc., OceanFirst Financial Corporation, Provident Financial Services, Inc., Signature Bank, Sterling Bancorp, Inc.,  Sun Bancorp, Inc., and Valley National Bancorp, Inc.

(3)  The following adjustments were made in deriving Core EPS from Reported EPS:

Reported EPS	$2.18
Other than temporary impairment charges on investments	0.24
Losses recognized on other real estate owned	0.01
Core EPS	$2.43

Other Elements of the Executive Compensation Package.  The Company’s compensation program for Named Executive Officers consisted of the following additional elements:

Retirement Plan – The Bank maintains the Retirement Plan of The Dime Savings Bank of Williamsburgh (the “Retirement Plan”), a noncontributory, tax-qualified defined benefit pension plan for eligible employees; however, all participant benefits under the Retirement Plan were frozen in March of 2000, and no benefits have been accrued under the Retirement Plan since that date.

401(k) Plan – The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). Each participant receives a fully vested contribution of 3% of “covered compensation” as defined in the 401(k) Plan, up to applicable Internal Revenue Service (“IRS”) limits. The 3% contribution was required through 2006 and is discretionary in years after 2006.

ESOP – The Company has established, and the Bank has adopted, the ESOP and related trust for the benefit of eligible employees. All of the Company’s and the Bank’s salaried employees are eligible to become participants in the ESOP after one year of employment.

BMP – The Bank maintains a BMP, which provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP. However, the present value of such benefits continues to increase as the Named Executive Officers approach normal retirement age. These increases in present value are reported in the Summary Compensation Table under the column Change in Pension Value and Nonqualified Deferred Compensation Earnings. Effective January 1, 2005, the BMP benefit accruals associated with the 401(k) Plan and ESOP were suspended even though contributions to the 401(k) Plan and ESOP were continued.  In December 2010, the BMP benefit accruals associated with the 401(k) Plan and ESOP were reactivated and catch-up credits were made for the 2005-2010 period.  These credits are reported in the Summary Compensation Table under the column All Other Compensation.

2001 Stock Option Plan – The Company’s Board of Directors adopted the 2001 Stock Option Plan, which was approved by the Company’s shareholders at their 2001 annual meeting. At December 31, 2010, there were up to 20,520 stock options eligible for future grant under the 2001 Stock Option Plan, of which up to 5,163 were eligible for future grant to Outside Directors and 15,357 were eligible for future grant to officers and employees of the Company or its subsidiaries. Under the terms of the 2001 Stock Option Plan, the eligible grant amounts may be increased by the amount of options granted under the 2001 Stock Option Plan that are subsequently forfeited by the recipient. All grants made prior to December 30, 2005 under the 2001 Stock Option Plan vested as of December 30, 2005.  The 2001 Stock Option Plan will expire on November 14, 2011, after which no further awards may be made.

2004 Stock Incentive Plan – The Company’s Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company’s shareholders at their 2004 annual meeting and additional shares were approved by shareholders at their 2008 annual meeting. At December 31, 2010, up to 602,784 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan. All of these may be granted in the form of stock options, while up to 452,237 shares may be granted as restricted stock awards.  Under the terms of the 2004 Stock Incentive Plan, the eligible grant amount may be increased by the amount of shares granted under the 2004 Stock Incentive Plan that are subsequently forfeited by the recipient. All grants made prior to December 30, 2005 under the 2004 Stock Incentive Plan vested as of December 30, 2005.

Perquisites – Certain Named Executive Officers are provided with modest perquisites, including use of a company car and professional financial planning and tax preparation services. The Company provides these benefits in kind, but the Compensation Committee considers the cost of these items in establishing the other elements of compensation. The Company provides these benefits because they are usual and customary in the industry.

Potential Payments Upon Termination and Change of Control – The Company believes it is in its best interests to provide severance benefits to the Named Executive Officers in the event of their termination of employment under certain circumstances.  Specifically, Messrs. Palagiano, Mahon and Devine (the "Senior Executives") are entitled to severance benefits upon their termination of employment by the Company without cause, their resignation for good reason or the occurrence of a change of control during their employment period. Messrs. Harris and King (the "Contract Employees") have change of control agreements that provide severance benefits payable only upon a change of control and termination of their employment by the Company or its successors without cause or their resignation for good reason, in each case, within certain periods following or preceding a change of control. The Company and Bank have determined that these types of protections are required in order to retain talented and qualified executive officers. The Compensation Committee has determined that a more comprehensive employment agreement with change of control triggers is necessary to retain the Senior Executives.

Employment Agreements and Change in Control Agreements. Consistent with the practices of other financial institutions of similar size and business mix in the greater New York metropolitan area, the Company and Bank have entered into employment or change in control severance agreements with each of their executive officers. The Company considers these arrangements important retention devices. They also provide a measure of financial security for executive officers so that, when faced with the prospect of a negotiated or unsolicited merger opportunity, they can focus on the business of the Company with reduced personal distractions. The Company periodically reviews the terms of these agreements against the publicly disclosed terms and conditions of contracts in place at other institutions and compares their projected costs to those disclosed for similar contracts in the merger proxy statements in recent financial institution mergers. The Company conducted such a review in 2007.

The employment agreements and change in control agreements were amended and restated in 2008 to include provisions required to comply with Section 409A of the Code. Generally, under these provisions, if the Named Executive Officer is a “specified employee” under Section 409A, payments upon certain terminations of employment will be paid on the first day of the seventh month after termination of employment.

Employment Agreements for Messrs. Palagiano, Devine and Mahon. At December 31, 2010, the Company and the Bank were parties to employment agreements (“Employment Agreements”) with each of the Senior Executives. These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that both the Company and Bank will be able to maintain a stable and competent management base. The continued success of the Company and Bank depend to a significant degree on the skills and competence of the Senior Executives.

               The Employment Agreements provide for three-year terms. The Bank’s Employment Agreements provide that, prior to the first anniversary date and continuing each anniversary date thereafter, the Bank’s Board of Directors may agree, after conducting a performance evaluation of the Senior Executive, to extend his Employment Agreement for an additional year, so that the remaining term shall be three years. Each of the Bank’s Employment Agreements has been extended to a December 31, 2011 expiration date. The Company’s Employment Agreements provide for automatic daily extensions unless written notice of non-renewal is provided by the Board of Directors or the Senior Executive, in which event the Employment Agreement shall end on the third anniversary of such notice.

The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements. In the event that either the Company or Bank chooses to terminate a Senior Executive’s employment other than for cause, or a Senior Executive resigns from the Bank or Company for “good reason” as defined in the Employment Agreements, the Senior Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Senior Executive would also have the right to receive a lump sum cash payment of benefits to which the Senior Executive would have been entitled under the BMP. Both the Bank and Company would also continue the Senior Executive’s life, health and disability insurance coverage for the remaining term of the Employment Agreement. For purposes of the Employment Agreements, “good reason” generally means (i) assignment of duties inconsistent with the Senior Executive’s status or a substantial adverse alteration in the nature or status of responsibilities or a requirement to report to a different position, (ii) reduction in annual base salary (unless mandated at the initiation of applicable regulatory authority), (iii) failure to pay compensation or deferred compensation within seven days of when due unless inadvertent, immaterial or cured after notice, (iv) failure to continue in effect compensation plans material to total compensation (or substitute plans) with respect to the Senior Executive, (v) failure to continue to provide certain benefits or materially maintain benefits (unless mandated at the initiation of applicable regulatory authority), (vi) failure of the Bank to obtain satisfactory agreement from a successor to assume and agree to perform the Employment Agreements, (vii) any purported termination by the Bank not for cause or disability, (viii) any or no reason during the period of sixty days beginning on the first anniversary of the effective date of a change of control, as defined in the Employment Agreement, (ix) a change in the majority of the Board, unless approved by a vote of at least two-thirds of the members of the Board at the time the Employment Agreements were entered into or members elected or nominated by such members, (x) a relocation of the Senior Executive’s principal place of employment outside of the New York metropolitan area, or (xi) a material breach of the Employment Agreements, unless cured within 30 days.

In general, for purposes of the Employment Agreements, a “change of control” will be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as the Common Stock, or in connection with mergers or consolidations of assets or a contested election of Directors which results in a change of control of the majority of the Company’s or Bank’s Board of Directors or liquidation or sale of substantially all the assets of the Company or Bank. In the event of a change in control of the Company or Bank, the Company’s Employment Agreements provide that (1) the term of employment will be converted to a fixed two year period beginning on the date of the change in control, and (2) if the Senior Executive signs a release of any further rights under his Employment Agreement with the Bank, an immediate lump sum payment will be paid (whether or not employment has terminated) equal to the present value of three years salary, bonus and fringe benefits plus an additional lump sum equal to the present value x minus y, where x is a specified target pension for each Senior Executive and y is the actual pension benefits due to the Senior Executive under the Bank’s and the Company’s qualified and nonqualified defined benefit pension plans. The target pension is 26-2/3% of highest aggregate salary and bonus for Mr. Palagiano; 25% of highest aggregate salary and bonus for Mr. Devine; and 16-2/3% of highest aggregate salary and bonus for Mr. Mahon. Highest aggregate salary and bonus for this purpose is the highest salary and bonus for the three consecutive years during the final 10 years of employment for which the aggregate is the highest.

Payments to the Senior Executives under the Bank’s Employment Agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The Company will make all payments under its own Employment Agreements. To the extent that payments under the Company’s Employment Agreements and the Bank’s Employment Agreements are duplicative, payments due under the Company’s Employment Agreements would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements up to $50,000 for each Senior Executive.

Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a change of control of the Bank or Company may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company’s Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any “excess parachute” excise taxes.

Subsequent to December 31, 2010, the Company completed negotiations initiated in 2009 with Messrs. Palagiano, Devine and Mahon to restructure their Employment Agreements.  These negotiations resulted in the following changes to the material terms of each executive’s Employment Agreement:

•	The lump sum payment of three times base salary, bonus and fringe benefits upon a change in control whether or not employment terminated has been eliminated.

•
The lump sum payment due in the event of termination of employment, other than for cause, following a change in control has been increased from two times to three times salary, bonus and fringe benefits.

•
The basis for calculating the bonus component of a termination payment has been changed from highest historical bonus to the higher of current target bonus or highest actual bonus in any of the most recent three years.

•	The lump sum non-qualified pension payment payable only in the event of a change in control has been eliminated.

Employee Retention Agreements for Messrs. Harris and King.  The Bank has, jointly with the Company, entered into Employee Retention Agreements (“Retention Agreements”) with the Contract Employees. The purpose of the Retention Agreements is to secure the Contract Employees’ continued availability and attention to the Bank’s affairs, relieved of distractions arising from the possibility of a change of control, as defined in the Retention Agreements. The Retention Agreements do not impose an obligation on the Bank to continue the Contract Employees’ employment, but provide for a period of assured compensation (the “Assurance Period”) following a change of control.  The Retention Agreements  provide for an Assurance Period of three years. The applicable Assurance Periods for the present agreements with Mr. Harris and Mr. King will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is provided by the Bank or the Contract Employee. Both Retention Agreements expire as of December 31, 2011, on which date, or prior thereto, the Bank may choose to extend either or both Retention Agreements.

               If, during the Assurance Period, or prior to commencement of the Assurance Period but within three months of and in connection with a change of control (as defined in the Retention Agreements), a Contract Employee is discharged without “cause” (as defined in the Retention Agreements) or voluntarily resigns within ninety days following: (i) a failure to appoint or elect the Contract Employee to the same position in which he was serving; (ii) a material failure, after notice, to vest in the Contract Employee his responsibilities on the day before the Assurance Period commenced (or the functions, duties and responsibilities of a more senior office to which he may be appointed); (iii) a failure of the Bank to cure a material breach of the Retention Agreement after notice; (iv) a reduction in compensation or a material reduction in benefits; or (v) relocation of the Contract Employee’s principal place of employment which results in certain adverse commuting increases, the Contract Employee (or, in the event of his death, his estate) would be entitled to, subject to certain restrictions, (a) continued group life, health, accident and long-term disability insurance benefits for the unexpired Assurance Period, (b) a lump sum cash payment equal to the remaining base salary (present value) and bonus payments the Contract Employee would have earned during the unexpired Assurance Period, and (c) any additional contributions and benefits that the Contract Employee would have earned under the Bank’s or the Company’s employee benefit plans during the unexpired Assurance Period.

               The cash and benefits paid under the Retention Agreements, together with payments under other benefit plans following a “change of control,” may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and Bank under Section 4999 of the Code. The Retention Agreements include a provision whereby the Company pays Messrs. Harris and King the net amount of their termination benefits after any tax imposed under Section 4999 of the Code or the maximum amount which may be paid without giving rise to any tax under Section 4999, whichever is greater. Payments to Messrs. Harris and King under their respective Retention Agreements are guaranteed by the Company to the extent that the required payments are not made by the Bank.

3.           Material Policies and Procedures

Benchmarking and Survey Data.  The Compensation Committee utilizes legal counsel and a nationally recognized compensation consulting firm, Mercer, to assist in performing its duties. The Committee relies on legal counsel to advise on its obligations under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions. The consulting firm regularly analyzes the Company’s executive pay levels, by each of the three key elements cited and in total, and the Company’s performance.  The 2009 Comparison Group was used for comparison of both pay level and corporate performance.  The following companies comprised the 2009 Comparison Group: Astoria Financial Corporation, First Niagara Financial Group Inc., Flushing Financial Corp., Investors Bancorp Inc., New Alliance Bancshares Inc., New York Community Bancorp, OceanFirst Financial Corporation, Provident Financial Services Inc., Signature Bank, Smithtown Bancorp Inc., Sterling Bancorp, Sun Bancorp Inc., and Valley National Bancorp.  For 2010, Kearny Financial Corporation, Oritani Financial Corporation and TrustCo Bank Corporation were added to the Comparison Group, and Astoria Financial Corporation and New York Community Bancorp were removed from the Comparison Group.  The Compensation Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended performance-linked compensation strategies. Generally, the Compensation Committee endorses a median pay level approach, with actual pay commensurate with relative performance. To that end, the flexibility provided by the bonus program permits the Compensation Committee to take market conditions into account each year.

Impact of Accounting and Tax Treatment.

Section 162(m) – Section 162(m) of the Code imposes a $1,000,000 annual limit per executive officer on the Company’s federal tax deduction for certain types of compensation paid to the Named Executive Officers. It has been the Compensation Committee’s practice to structure the compensation and benefit programs offered to the Named Executive Officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. It is anticipated that any compensation for 2010 that is rendered non-deductible by this limit will not have a material effect.  Payments made on account of a change of control under the agreements described above might include non-deductible payments.

Sections 4999 and 280G – Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the Named Executive Officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount.

Pursuant to the Employment Agreements and Retention Agreements, the Company or Bank will reimburse the Named Executive Officers for the amount of the excise tax, if any, and make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the Named Executive Officer would retain approximately the same net after-tax amounts under the Employment Agreement or Retention Agreement that he would have retained if there was no excise tax. Neither the Bank nor the Company is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an excess parachute payment, the excise tax reimbursement payment or the gross-up payment.

Accounting Considerations.  The Compensation Committee is informed of the financial statement implications of the elements of the Named Executive Officer compensation program. However, the probable contribution of a compensation element to the objectives of the Company’s Named Executive Officer compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the primary drivers of Named Executive Officer compensation decisions.

Risk.  The Company’s compensation program is designed to mitigate risk by (1) providing non-performance-based salaries, retirement and fringe benefits that permit executives to pay living expenses and plan for the future without reliance on incentives, (2) incorporating cash incentives to reward current successes, and (3) including long-term incentives in the form of restricted stock and stock options to maintain focus on long-term shareholder value.  The Compensation Committee exercises substantial discretion in awarding annual incentives, including a retrospective assessment of management’s performance in light of prevailing business conditions, to discourage excessive focus on formulaic goals.  This retrospective assessment includes, in addition to financial measures, consideration of indicators of business prudence such as credit quality and capital ratios,   Management stock ownership requirements and equity-based retirement benefits provided through the Company’s tax-qualified ESOP and related BMP assure that management retains a significant financial interest in the long-term performance of the Common Stock, and sensitivity to the potential long-term effects of short-term business strategies, throughout their tenure with the Company.  The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

Compensation Committee Report

The following Report of the Company’s Compensation Committee is provided in accordance with the rules and regulations of the SEC.

Under the rules promulgated by the SEC, the Company is required to provide certain data and information regarding the activities of its Compensation Committee.  In fulfillment of this requirement, the Compensation Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement.

1.           The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and

2.           Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE OF
DIME COMMUNITY BANCSHARES, INC.

Omer S.J. Williams (Chair)
Anthony Bergamo, Member
Fred P. Fehrenbach, Member
John J. Flynn, Member
Joseph J. Perry, Member

Compensation Committee Interlocks and Insider Participation

In 2010, the Compensation Committee consisted of Messrs. Bergamo, Fehrenbach, Flynn and Perry.  Mr. Williams was added to the Committee effective January 1, 2011.  There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the members of the Compensation Committee and corporations with respect to which they are affiliated, or otherwise.

COMPENSATION

Executive Compensation

The following table provides information about the compensation paid for services rendered in all capacities during 2010 by the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary (1)	Bonus(1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Vincent F. Palagiano,	2010	$686,000	$400,000	$-	$-	$469,910	$662,625	$477,568	$2,696,103
Chairman of the	2009	686,000	334,000	-	-	—	208,720	62,020	1,290,740
Board and CEO	2008	686,000	225,000	-	-	—	—	69,327	980,327
Michael P. Devine,	2010	$541,000	$285,000	$202,878	$67,624	—	$371,928	$360,018	$1,828,448
President and COO	2009	541,000	243,000	202,875	67,625	—	488,941	57,916	1,601,357
	2008	541,000	170,000	202,875	67,625	—	130,859	31,639	1,143,998
Kenneth J. Mahon	2010	$402,000	$193,000	$135,673	$45,227	—	$143,436	$228,593	$1,147,929
FEVP and CFO	2009	402,000	161,000	135,675	45,225	—	193,318	48,462	985,680
	2008	388,000	127,000	130,950	43,650	—	32,653	28,173	750,426
Daniel J. Harris	2010	$325,000	$148,000	$102,370	34,124	—	—	$32,312	$641,806
EVP and CLO	2009	310,000	$118,000	94,658	31,553	—	—	19,388	573,599
	2008	290,000	100,000	91,350	140,450	—	—	110,000	731,800
Timothy B. King	2010	$300,000	$104,000	$87,746	29,251	—	$65,815	$70,331	$657,143
EVP and CIO	2009	290,100	$87,000	84,851	28,285	—	83,244	17,735	591,215
	2008	280,000	75,000	81,893	27,299	—	8,274	22,959	495,425

(1)
The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year, and include amounts deferred pursuant to non-incentive deferred compensation plans and amounts of salary or bonus earned but deferred on a voluntary basis in exchange for awards of restricted stock, stock options or other forms of non-cash compensation.  The 2008 salary amount shown for Daniel Harris represents the base salary earned from his commencement as an employee of the Company on January 28, 2008 through December 31, 2008.

(2)
The amounts represent the grant date fair market value of the awards determined on the basis of the assumptions and methodology set forth in the notes to the Company's consolidated financial statements set forth  in the Company's 2010 Annual Report on Form 10-K filed with the SEC on March 14, 2011.  This amount does not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption "All Other Compensation" if it exceeds $10,000 for an individual Named Executive Officer.

(3)
The amounts represent the grant date fair market value of the awards determined on the basis of the assumptions and methodology set forth in Note 15 to the Company's consolidated financial statements set forth  in the Company's 2010 Annual Report on Form 10-K filed with the SEC on March 14, 2011.  For more information concerning the assumptions used for these calculations, please refer to the notes to the audited consolidated financial statements included in the Company's 2010 Annual Report on Form 10-K.

(4)
Amount represents cash payments made to Mr. Palagiano  under the Long Term Cash Incentive Payment Plan in the respective year.  Please refer to "Compensation Discussion Analysis - 2.  Key Elements of the Compensation Package – Long-Term Incentives – Vincent F. Palagiano," for the determination of the payout shown for 2010.  Please also see "Compensation – Compensation Plans - Long Term Cash Incentive Payment Plan," commencing on page 22 for a discussion of all non-equity incentive awards granted to Mr. Palagiano.

(5)
Includes for each Named Executive Officer (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether or not vested) under the Retirement Plan and BMP calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with FASB ASC Topic 715 ("ASC Topic 715") as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year, plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Code.  In 2008, Mr. Palagiano experienced year-to-year declines totaling $55,025 in the actuarial value of his accrued benefits under defined benefit or actuarial plans that are not reflected in the reported figures for that year.

(6)
The Named Executive Officers participate in certain group life, health, and disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.  The figure shown for each Named Executive Officer includes the following items exceeding $10,000 in value:

Name	Year	Life Insurance Premiums	Automobile	401(k) Plan Employer Cash Contribution	ESOP Allocation (a)	BMP Reinstatement (b)	Other	Total
Vincent F. Palagiano	2010	$30,927	$13,087	$7,350	$12,204	$421,400	-	$484,968
	2009	30,825	14,227	7,350	9,618	-	-	62,020
	2008	30,210	16,883	6,900	15,334	-	-	69,327
Michael P. Devine	2010	$9,818	$15,076	$7,350	$12,204	$303,700	$21,570(c)	$369,718
	2009	9,754	14,403	7,350	9,618	-	16,791(c)	57,916
	2008	9,405	-	6,900	15,334	-	-	31,639
Kenneth J. Mahon	2010	$6,114	$12,589	$7,350	$12,204	$183,600	$14,336(c)	$236,193
	2009	6,197	14,282	7,350	9,618	-	11,015(c)	48,462
	2008	5,939	-	6,900	15,334	-	-	28,173
Daniel J. Harris	2010	$2,502	-	$7,350	$12,204	-	$10,256	$32,312
	2009	2,420	-	7,350	9,618	-	-	19,388
	2008	-	-	-	-	-	$110,000(d)	110,000
Timothy B. King	2010	816	-	$7,350	$12,204	$46,100	$10,461(c)	$76,931
	2009	767	-	7,350	9,618	-	-	17,735
	2008	725	-	6,900	15,334	-	-	22,959

 (a)    The amount reported for ESOP allocation was determined based upon the average price of the Common Stock of $13.108 per share in 2010, $10.42 per share in 2009 and $15.89 per share in 2008 (See Notes 1 and 15 to the audited consolidated financial statements in the Company's 2010 Annual Report on Form 10-K, which discuss the manner in which ESOP expense is recognized).

(b)     Please refer to "Compensation Discussion and Analysis - Key Elements of the Compensation Package – BMP" for a discussion of the nature of this item.  For 2010, the amount shown represents the aggregate expense recognized for the reinstatement of this benefit at December 31, 2010, and assumed a valuation of $14.59 per share for the ESOP shares to be funded into the accounts of the respective Named Executive Officer.  The funding of this benefit to the BMP trustee on behalf of each Named Executive Officer is expected to occur during the quarter ending June 30, 2011.

(c)      Amount represents dividends paid on unvested restricted stock awards during 2010, and were excluded to the extent that they did not exceed $10,000 in the aggregate for an individual Named Executive Officer during the reporting periods presented.

(d) Amount represents a cash remuneration paid to Mr. Harris on February 15, 2008 to reimburse compensation and benefits he forfeited with his previous employer.

The Company or Bank provides certain non-cash perquisites and personal benefits to each Named Executive Officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

Compensation Plans

Retirement Plan.  The Bank maintains the Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees at least age 21 who have completed a minimum of one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee. Effective March 31, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date.

There are currently no benefits earned by the Named Executive Officers under the Retirement Plan.

401(k) Plan. The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Code.

Under a 401(k) Plan amendment effective July 1, 2000, the 401(k) Plan annually received the proceeds from a 100% vested cash contribution to all participants in the ESOP in the amount of 3% of “covered compensation” as defined in the 401(k) Plan, up to applicable IRS limits. This contribution, which was guaranteed through December 31, 2006 and has been made on a discretionary basis thereafter, was allocated to eligible participants regardless of their participant contribution level.

The 401(k) Plan permits participating employees to elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued shares or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and investment rights relating to Common Stock held in their accounts.

ESOP.  The Company has established, and the Bank has adopted, the ESOP and related trust for the benefit of eligible employees.  All of the salaried employees of the Company and its subsidiaries are eligible to become participants in the ESOP. As of the Record Date, the ESOP held 3,288,113 shares of Common Stock, all of which were purchased during the Company's initial public offering. Of this total, 2,093,715 shares were allocated to individual participant accounts, while 1,172,317 remained unallocated. In order to fund the ESOP's purchase of such Common Stock, the ESOP borrowed the aggregate purchase price from the Company.  Effective July 1, 2000, the loan maturity period was extended by approximately 20 years from June 2006 to June 2026, and it continues to bear interest at the rate of 8% per annum. The loan calls for level annual payments of principal and interest designed to amortize the loan over its term, except that payments in any year may be deferred, in whole or in part, in prescribed circumstances. Prepayments are also permitted.

Shares purchased by the ESOP were pledged as collateral for the loan from the Company and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the calendar year preceding allocation. Benefits generally become vested at the rate of 25% per year after two years with 100% vesting after five years of service. Participants become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or the occurrence of a "change of control," as defined by the ESOP. Forfeitures will be utilized to reduce the contribution required by the Bank. Vested benefits may be paid in a single payment of cash or shares of Common Stock or installment payments of cash and are payable upon death, retirement at age 65, disability or separation from service.

BMP.  The Bank maintains a BMP, which provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP. However, the present value of such benefits continues to increase as the participating Named Executive Officers approach normal retirement age. These increases in present value are reported in the Summary Compensation Table under the column Change in Pension Value and Nonqualified Deferred Compensation Earnings. Effective January 1, 2005, the BMP benefit accruals associated with the 401(k) Plan and ESOP were suspended even though contributions to the 401(k) Plan and ESOP were continued.  In December 2010, the BMP benefit accruals associated with the 401(k) Plan and ESOP were reactivated and catch-up credits were made for the period January 1, 2005 to 2010.  These credits are reported in the Summary Compensation Table under the column All Other Compensation.  Messrs. Palagiano, Devine, Mahon and King have previously been, and continue to be, participants in the BMP.  Mr. Harris is eligible to participate in the BMP commencing in 2011.

Long Term Cash Incentive Payment Plan ("LTIP")- Pursuant to an amendment to the 2004 Stock Incentive Plan, the Chairman of the Board and CEO is no longer eligible for equity awards thereunder.

On October 16, 2008, pursuant to authority granted under the Dime Community Bancshares, Inc. Annual Incentive Plan (the "AIP"), the Compensation Committee made an incentive award to Mr. Palagiano in lieu of an equity award under the 2004 Stock Incentive Plan (the "First LTIP Tranche").  The threshold, target and maximum award opportunities were $214,375, $428,750 and $643,125, respectively, and were earned based on performance relative to three performance goals measured over the period beginning August 1, 2008 and ending December 31, 2010.  The three performance measures and their relative weights were as follows:

Goal	Weight	Threshold	Target	Maximum
TSR Relative to Compensation Peer Group	50%	40th Percentile	50th Percentile	>74th Percentile
Cumulative Core Earnings per Share	25%	$2.23	$2.48	$2.73
GAAP Return on Equity	25%	10.3%	12.1%	13.9%

The First LTIP Tranche was settled in March 2011, with a total cash payment made to Mr. Palagiano of $469,910.  Please refer to Compensation Discussion and Analysis for further information regarding the calculation of this payment.

On March 19, 2009, pursuant to authority granted under the AIP, the Compensation Committee made an additional incentive award to Mr. Palagiano in lieu of an equity award under the 2004 Stock Incentive Plan.  The threshold, target and maximum award opportunities are $214,375, $428,750 and $643,125, respectively, and are earned based on performance relative to three performance goals measured over the period beginning January 1, 2009 and ending December 31, 2011.  The award will be paid in full on or about March 31, 2012.  The three performance measures and their relative weights are as follows:

Goal	Weight	Threshold	Target	Maximum
TSR Relative to Compensation Peer Group	50%	40th Percentile	50th Percentile	>74th Percentile
Cumulative Core Earnings per Share	25%	$2.36	$2.62	$2.88
GAAP Return on Equity	25%	8.4%	9.85%	11.3%

On March 18, 2010, pursuant to authority granted under the AIP, the Compensation Committee made an additional incentive award to Mr. Palagiano in lieu of an equity award under the 2004 Stock Incentive Plan.  The threshold, target and maximum award opportunities are $214,500, $429,000 and $643,500, respectively, and are earned based on performance relative to three performance goals measured over the period beginning January 1, 2010 and ending December 31, 2012.  The award will be paid in full on or about March 31, 2013.  The three performance measures and their relative weights are as follows:

Goal	Weight	Threshold	Target	Maximum
TSR Relative to Compensation Peer Group	50%	40th Percentile	50th Percentile	74th Percentile
Cumulative Core Earnings per Share	25%	$3.07	$3.41	$3.75
GAAP Return on Equity	25%	9.8%	11.6%	13.3%

2001 Stock Option Plan.  The Company's Board of Directors has adopted the 2001 Stock Option Plan, which was approved by the Company's shareholders at their annual meeting held in 2001.  At December 31, 2010, there were up to 20,520 stock options eligible for future grant under the 2001 Stock Option Plan, of which up to 5,163 were eligible for future grant to Outside Directors and 15,357 were eligible for future grant to officers and employees of the Company or its subsidiaries.  Under the terms of the 2001 Stock Option Plan, the eligible grant amounts may be increased by the amount of options granted under the 2001 Stock Option Plan that are subsequently forfeited by the recipient.  As of the Record Date, 2,129,762 stock options were granted to Outside Directors, officers and employees of the Company or its subsidiaries, of which 1,591,405 were outstanding and 1,503,997 were exercisable.  On March 3, 2008, a grant of 34,425 stock options was made to Mr. Harris under the 2001 Stock Option Plan.  All of these options expire on May 1, 2018 and 25% vested on each of May 1, 2009 and 2010, respectively, with the remainder vesting in equal 25% installments on May 1, 2011 and 2012, respectively.  On April 30, 2009, a grant of 16,228 stock options was made to Mr. King.  All of these options expire on April 30, 2019, and  25% vested on May 1, 2010, with the remainder vesting in equal 25% installments on May 1, 2011, 2012 and 2013, respectively.  On April 30, 2010, a grant of stock options was made to Named Executive Officers as follows: Mr. Devine – 18,206 shares and Mr. King – 7,875 shares.  All of these options expire on April 30, 2019 and vest in equal 25% installments on May 1, 2011, 2012, 2013 and 2014.  All options granted under the 2001 Stock Option Plan are subject to earlier expiration in the event of termination of employment. In the case of termination due to death, disability, retirement, or under a "change of control," as defined by the 2001 Stock Option Plan, all options become immediately vested. Options granted under the 2001 Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Code.

2004 Stock Incentive Plan.  The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their annual meeting held in 2004.  At December 31, 2010, up to 602,784 shares remained eligible for future grant to either Outside Directors or officers and employees of the Company and its subsidiaries under the 2004 Stock Incentive Plan. All of these may be granted in the form of stock options, while up to 452,237 shares may be granted as restricted stock awards.  Under the terms of the 2004 Stock Incentive Plan, the eligible grant amounts may be increased by the amount of shares granted under the 2004 Stock Incentive Plan that are subsequently forfeited by the recipient.  The Compensation Committee of the Board of Directors administers the 2004 Stock Incentive Plan and authorizes all equity grants.  All equity grants under the 2004 Stock Incentive Plan fully vest in the event of a change in control.  On March 16, 2006, a grant of 10,000 shares of restricted stock was awarded to Mr. King, 80% of which vested in equal 20% installments on May 1, 2007, 2008, 2009 and 2010, with the remainder vesting on May 1, 2011.  On May 1, 2007, a grant of stock options was made to Named Executive Officers as follows: Mr. Palagiano - 250,000 shares; Mr. Devine - 170,000 shares; Mr. Mahon - 105,000 shares; and Mr. King – 50,000 shares.  All of these options expire on May 1, 2017, and vested in equal 25% installments on May 1, 2008, 2009 and 2010, respectively, with the remainder vesting May 1, 2011.  On July 31, 2008, a grant of stock options was made to Named Executive Officers as follows: Mr. Devine – 18,135 shares; Mr. Mahon – 11,706 shares; Mr. Harris  - 8,166 shares; and Mr. King – 7,321 shares.  All of these options expire on July 31, 2018, and vested in equal 25% installments on May 1, 2009 and 2010, respectively, with the remainder vesting in equal 25% installments on May 1, 2011 and 2012.  On July 31, 2008, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 12,126 shares; Mr. Mahon – 7,827 shares; Mr. Harris  - 5,460 shares; and Mr. King – 4,895 shares.  These awards vested in equal 25% installments on May 1, 2009 and 2010, respectively, with the remainder vesting in equal 25% installments on May 1, 2011 and 2012.  On April 30, 2009, a grant of stock options was made to Named Executive Officers as follows: Mr. Devine – 38,798 shares; Mr. Mahon – 25,947 shares; Mr. Harris  - 18,102 shares; and Mr. King – 16,228 shares.  All of these options expire on April 30, 2019 and 25% vested on May 1, 2010, with the remainder vesting in equal 25% installments on May 1, 2011, 2012 and 2013.  On April 30, 2009, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 24,326 shares; Mr. Mahon – 16,268 shares; Mr. Harris  - 11,350 shares; and Mr. King – 10,174 shares.  25% of these awards vested on May 1, 2010, with the remainder vesting in equal 25% installments on May 1, 2011, 2012 and 2013.  On April 30, 2010, a grant of stock options was made to Named Executive Officers as follows: Mr. Mahon – 12,176 shares; Mr. Harris  - 9,187 shares; and Mr. King – 7,875 shares.  All of these options expire on April 30, 2020 and vest in equal 25% installments on May 1, 2011, 2012, 2013 and 2014.  On April 30, 2010, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Devine – 15,912 shares; Mr. Mahon – 10,641 shares; Mr. Harris  - 8,029 shares; and Mr. King – 6,882 shares.  These awards vest in equal 25% installments on May 1, 2011, 2012, 2013 and 2014.

The following table sets forth information regarding plan-based awards granted to the Named Executive Officers during the last fiscal year:

GRANTS OF PLAN-BASED AWARDS (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold(2)	Target(2)	Maximum(2)	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
Vincent F. Palagiano	3/18/2010	$214,500	$429,000	$643,500	-	-	-	-
Michael P. Devine	4/30/2010	-	-	-	15,912	-	-	$202,878
Michael P. Devine	4/30/2010	-	-	-	-	18,206	$12.75	67,624
Kenneth J. Mahon	4/30/2010	-	-	-	10,641	-		135,673
Kenneth J. Mahon	4/30/2010	-	-	-	-	12,176	$12.75	45,227
Daniel J. Harris	4/30/2010	-	-	-	8,029	-	-	102,370
Daniel J. Harris	4/30/2010	-	-	-	-	9,187	$12.75	34,124
Timothy B. King	4/30/2010	-	-	-	6,882	-	-	87,746
Timothy B. King	4/30/2010	-	-	-	-	7,875	$12.75	29,251

  (1)   There were no estimated future payouts under equity incentive plan awards during the years ended December 31, 2010, 2009 and 2008.
(2)	Amount represents awards granted for future payment to Mr. Palagiano under the LTIP. Please see the section titled "Compensation Plans" commencing on page 23 for a discussion of the LTIP.
(3)
 The reported awards were restricted stock awards and stock options granted under either the 2001 Stock Option Plan or the 2004 Stock Incentive Plan and vest as stated in the sections titled "2001 Stock Option Plan" or "2004
 Stock Incentive Plan" commencing on page 25.

(4)
 Calculated based upon a grant date fair value of $12.75 per award for non-option stock awards granted on April 30, 2010, and a grant date fair value approximating $3.714 per option for option grants made on April 30, 2010.  The major assumptions underlying the calculation of the fair value of option grants on April 30, 2010 were as follows: Expected life of 5.6 years; Risk free interest rate of 2.63%;  Volatility of 44.51%; and dividend yield of 4.39%.

Stock Awards And Stock Option Grants Outstanding

The following tables set forth information regarding stock awards that have not vested, unexercised stock options and similar equity compensation outstanding at December 31, 2010, whether granted in 2010 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($) (3)
Vincent F. Palagiano	11/21/2001	168,750	-	-	$10.91	11/21/2011	-	-
	2/1/2003	174,750	-	-	13.16	2/1/2013	-	-
	1/27/2004	174,750	-	-	19.90	1/27/2014	-	-
	5/31/2005	142,580	-	-	15.10	5/31/2015	-	-
	5/1/2007	187,500	62,500	-	13.74	5/1/2017	-	-
Michael P. Devine	11/21/2001	28,664	-	-	$10.91	11/21/2011	-	-
	2/1/2003	111,000	-	-	13.16	2/1/2013	-	-
	1/27/2004	111,000	-	-	19.90	1/27/2014	-	-
	5/31/2005	90,537	-	-	15.10	5/31/2015	-	-
	5/1/2007	127,500	42,500	-	13.74	5/1/2017	-	-
	7/31/2008	9,067	9,068	-	16.73	7/31/2018	-	-
	4/30/2009	9,699	29,099	-	8.34	4/30/2019	-	-
	4/20/2010	-	18,206	-	12.75	4/30/2020	-	-
	7/31/2008						6,062	88,445
	4/30/2009						18,244	266,180
	4/30/2010						15,912	232,156
Kenneth J. Mahon	11/21/2001	56,250	-	-	$10.91	11/21/2011	-	-
	2/1/2003	60,750	-	-	13.16	2/1/2013	-	-
	1/27/2004	60,750	-	-	19.90	1/27/2014	-	-
	5/31/2005	49,462	-	-	15.10	5/31/2015	-	-
	5/1/2007	78,750	26,250	-	13.74	5/1/2017	-	-
	7/31/2008	5,853	5,853		16.73	7/31/2018	-	-
	4/30/2009	6,486	19,461	-	8.34	4/30/2019	-	-
	4/30/2010	-	12,176		12.75	4/30/2020	-	-
	7/31/2008						3,913	57,091
	4/30/2009						12,201	178,013
	4/30/2010						10,641	155,252
Daniel J. Harris	3/3/2008	17,212	17,213	-	$14.92	3/3/2018	-	-
	7/31/2008	4,083	4,083		16.73	7/31/2018	-	-
	4/30/2009	4,525	13,577	-	8.34	4/30/2019	-	-
	4/30/2010	-	9,187		12.75	4/30/2020	-	-
	7/31/2008						2,730	39,831
	4/30/2009						8,512	124,190
	4/30/2010						8,029	117,143
Timothy B. King	1/27/2004	24,000	-	-	19.90	1/27/2014	-	-
	5/31/2005	19,569	-	-	15.10	5/31/2015	-	-
	5/1/2007	37,500	12,500	-	13.74	5/1/2017	-	-
	7/31/2008	3,660	3,661		16.73	7/31/2018	-	-
	4/30/2009	4,057	12,171	-	8.34	4/30/2019	-	-
	4/30/2010	-	7,875		12.75	4/30/2020	-	-
	7/31/2008						2,000	29,180
	7/31/2008						2,447	35,702
	4/30/2009						7,630	111,322
	4/30/2010						6,882	100,408

 (1)   At December 31, 2010, there were no unearned shares, units or other rights that had not vested under Equity Incentive Plan awards.
(2)
Please refer to the sections titled "2001 Stock Option Plan" and "2004 Stock Incentive Plan" commencing on page 25 for a detailed discussion of the expiration and vesting dates for each of the unexercisable options and unvested restricted stock awards.

(3)	Market value is calculated on the basis of $14.59 per share for 2010, the closing sales price of the Common Stock on the Nasdaq Stock Market on the final trading day of the year.

The following table sets forth the stock awards that vested and the option awards that were exercised for the Named Executive Officers during the last fiscal year:

	OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number ofShares Acquiredon Vesting (#)	ValueRealized on Vesting($)(1)
Michael P. Devine	-	-	9,114	118,801
Kenneth J. Mahon	-	-	6,024	78,523
Daniel J. Harris	-	-	4,203	54,786
Timothy B. King	-	-	5,768	75,186

(1)
Amount calculated on the basis of $13.035 per share (the average of the high and low sales prices for a share of Common Stock on the Nasdaq Stock Market on April 30, 2010) for various grants to the Named Executive Officers which contractually vested on May 1, 2010.  Unexercised stock options and unvested restricted stock may not be transferred for value.

Post-Employment Compensation

Pension Benefits

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers through the end of the Company's last fiscal year:
PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
Vincent F. Palagiano	Retirement Plan	29.6	$1,770,951	—
	BMP (Defined Benefit Portion)	29.6	2,941,563	—
Michael P. Devine	Retirement Plan	28.7	1,116,445	—
	BMP (Defined Benefit Portion)	28.7	1,325,649	—
Kenneth J. Mahon	Retirement Plan	19.7	579,907	—
	BMP (Defined Benefit Portion)	19.7	159,400	—
Timothy B. King	Retirement Plan	16.5	252,841	—
	BMP (Defined Benefit Portion)	16.5	—	—

(1)
The figures shown are determined as of the plan's measurement date during 2010 under GAAP as disclosed in Notes 1 and 15 to the Company's audited consolidated financial statements, included in the Company's 2010 Annual Report on Form 10-K.  The discount rate and other assumptions used for this purpose are discussed in Note 15 to the audited consolidated financial statements, included in the Company's 2010 Annual Report on Form 10-K.  The assumed mortality rates were as follows:  Mr. Palagiano, 1.69%; Mr. Devine, 0.88%, Mr. Mahon, 0.49%, and Mr. King, 0.165%

Non-Qualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation earned by the Named Executive Officers during the last fiscal year under non-qualified defined contribution plans:

NON-QUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year($) (3)	Aggregate Withdrawals/ Distributions($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Vincent F. Palagiano	—	—	$1,145,526	$177,141	$5,251,526
Michael P. Devine	—	—	$777,357	$119,988	$3,567,833
Kenneth J. Mahon	—	—	$424,013	$65,534	$1,940,563
Timothy B. King			$154,158	$23,544	$714,979

(1)	Non-qualified deferred compensation includes benefits provided under the BMP.
(2)	Company contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.
(3)	Earnings did not accrue at above-market or preferential rates. These numbers are not reflected in the Summary Compensation Table.
(4)	Amount represents pass through dividend on shares of Common Stock held in the ESOP overflow component of the BMP.
(5)	None of these amounts have been historically included in total compensation included in the Summary Compensation Table on page 22.

Termination and Change in Control Benefits

The Company provides additional benefits, not included in the previous tables, to the Named Executive Officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control.

Employment Agreements

The Company and the Bank are parties to the Employment Agreements with each of the Senior Executives. See "Compensation Discussion and Analysis – Potential Payments Upon Termination and Change of Control" for a discussion of the Employment Agreements.

Retention Agreements

The Bank has, jointly with the Company, entered into the Retention Agreements with the Contract Employees.  See "Compensation Discussion and Analysis – Potential Payments Upon Termination and Change in Control" for a discussion of the Retention Agreements.

The following table provides an estimate of the value of termination and change of control benefits, assuming termination of employment or a change in control occurred on December 31, 2010.

	Vincent F. Palagiano	Michael P. Devine	Kenneth J. Mahon	Daniel J. Harris	Timothy B. King
Death
Death Benefit(1)	$2,058,000	$1,623,000	$1,206,000	-	-
Stock Option Vesting(8)	53,125	251,487	166,341	$101,754	$101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,500	-	-	-	-
Disability
Disability Benefit(2)	$2,058,000	$1,623,000	$1,206,000	-	-
Stock Option Vesting(8)	-	251,487	166,341	$101,754	$101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,500	-	-	-	-
Discharge without Cause or Resignation with Good Reason - No Change in Control
Severance Pay(3)	$1,882,420	$1,484,532	$1,103,109	-	-
Bonus(3)	1,069,650	850,647	648,436	-	-
ESOP(4)	36,323	36,323	36,323	-	-
Insurance(5)	67,676	38,039	33,810	-	-
401(k) Payment(6)	20,169	20,169	20,169	-	-
BMP-ESOP Payout(7)	-	-	-	-	-
Stock Option Vesting(8)	-	-	-	-	-
Restricted Stock Vesting(9)	-	-	-	-	-
Incentive Award Vesting(10)	857,750	-	-	-	-
Discharge without Cause or Resignation with Good Reason - Change in Control Related
Transaction Pay Salary (3)	$1,996,359	$1,574,388	$1,169,878	-	-
Severance Pay(3)	1,330,906	1,049,592	779,919	$970,305	$895,666
Bonus(3)	1,887,579	1,501,110	1,144,275	444,000	467,532
ESOP(4)	-	-	-	-	-
Insurance(5)	67,676	38,039	33,810	41,982	37,746
401(k) Payment(6)	34,014	34,014	34,014	21,944	21,944
BMP-ESOP Payout(7)	2,491,292	1,687,497	921,664	-	331,106
Stock Option Vesting(8)	-	251,487	166,341	101,754	101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,750	-	-	-	-
Pension Payment(11)	3,806,560	4,456,621	2,570,086	-	-
Tax Indemnity(12)	5,976,207	5,471,807	3,542,139	662,764	825,870
Change in Control – No Termination of Employment
Transaction Pay (Salary)(3)	$1,996,359	$1,574,388	$1,169,878	-	-
Transaction Pay(Bonus) (3)	1,132,547	900,666	686,565	-	-
ESOP(4)	-	-	-	-	-
Insurance(5)	-	-	-	-	-
401(k) Payment(6)	20,169	20,169	20,169	-	-
BMP-ESOP Payout(7)	2,491,292	1,687,497	921,664	-	$331,106
Stock Option Vesting(8)	-	251,487	166,341	$101,754	101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,750	-	-	-	-
Pension Payment(11)	3,806,560	4,456,621	2,570,086	-	-
Tax Indemnity(12)	4,744,731	4,504,827	2,811,881	-	-

(1)
On termination by reason of death, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a death benefit, payable to the beneficiaries of the executive through life insurance or otherwise.  This death benefit is the equivalent on a net after-tax basis, of the benefit payable under a term life insurance policy with a stated face value of three times such executive’s then annual base salary.  This death benefit shall be paid within thirty days of death.  The Retention Agreements provide no severance benefits on termination by reason of death, except for (a) earned but unpaid salary, and (b) benefits to which such executive is entitled as a former employee.

(2)
On termination by reason of disability, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits the executive is entitled to as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a disability benefit.  The disability benefit is a lump sum amount equal to three times the executive's then annual base salary, payable within thirty days after termination.  The Retention Agreements provide no severance benefits on termination by reason of disability.

(3)
As of December 31, 2010, in the event of a termination without cause, a resignation with good reason and/or a change in control, the Employment Agreements provided for a lump sum payment in an amount equal to the present value of the salary and bonus that the executive would have earned if he had worked for the Company during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) and received the highest bonus as a percentage of the annual rate of salary provided for under the Employment Agreement.  The present value of these payments is to be determined using a discount rate of six percent (6%) per year, compounded, in the case of salary, with the frequency corresponding to the Company’s regular payroll periods with respect to its officers, and, in the case of bonus, annually.  In the event of a termination without cause or resignation with good reason, in either event following a change in control, the Retention Agreements provide for a lump sum payment, in an amount equal to the present value of the salary that the executive would have earned if he had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of salary achieved during the executive's period of actual employment with the Bank.  This present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the Bank’s regular payroll periods for its officers. In addition, the Retention Agreements provide for a lump sum payment equal to the amount of incentives the executive would have received under all cash bonus or long-term or short-term cash incentive compensation plans maintained by, or covering employees of, the Bank, if he had continued working for the Bank and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired Assurance Period.  These incentive payments are to be equal to the product of:  (a) the maximum percentage rate at which an award was ever available to such Contract Employee under such incentive compensation plan, multiplied by (b) the salary that would have been paid to such Contract Employee during each such calendar year at the highest annual rate of salary achieved during the remaining unexpired Assurance Period.  The Assurance Period for both Mr. Harris and Mr. King is three years.  In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be held in a grantor trust which meets the requirements of Revenue Procedure 92-65 and paid on the first day of the seventh month following separation from service.

(4)
As of December 31, 2010, in the event of a termination without cause or a resignation with good reason in the absence of a change in control, the Employment Agreements provided for a lump sum payment in an amount approximately equal to the present value of three years of participation in the ESOP, where such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  The Retention Agreements provide for no severance benefits in the event of a termination without cause or a resignation with good reason in the absence of a change in control.  Market value is calculated on the basis of $14.59 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2010.

(5)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of his termination of employment.  If the executive's termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control.  These continued benefits will be determined as if the executive had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the Employment Agreement.  In the event of a termination without cause or resignation with good reason, in either event following a change in control, the Retention Agreements provide for continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, and after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive, for the remaining unexpired Assurance Period, with coverage equivalent to the coverage to which such Contract Employee would have been entitled under plans in effect on the date of his termination of employment. or, if his termination of employment occurs after a change of control, under plans in effect upon the change of control, if the benefits are greater.  These continued benefits will be determined as if the Contract Employee had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of compensation achieved during the Contract Employee’s period of actual employment with the Bank.  Each figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by the Company in measuring its liability for retiree benefits other than pensions for financial statement purposes under ASC Topic 715.  For more information concerning other major assumptions used for these calculations, please refer to Note 15 to the audited consolidated financial statements included in the Company's 2010 Annual Report on Form 10-K.

(6)
As of December 31, 2010, in the event of a termination without cause or a resignation with good reason in the absence of a change in control, or upon a change of control, the Employment Agreements provided for a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan.  In the event of a termination without cause or a resignation with good reason following a change of control, the Employment Agreements provide for an additional lump sum payment in an amount approximately equal to the present value of two years of participation in the 401(k) Plan.  Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  The Retention Agreements provide for no severance benefits in the event of a termination without cause or a resignation with good reason in the absence of a change in control, but do provide for a lump sum payment for termination without cause or resignation with good reason following a change in control.  The amount of this payment would be approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan, where such present value is determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.

(7)
The ESOP provides that in the event of a change in control of the Company or Bank, a portion of the proceeds from the sale of the shares of the Common Stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares.  The remaining unallocated shares (or the proceeds from their sale) would be distributed among the accounts of plan participants in proportion to the balances credited to such accounts immediately prior to such allocation.  The Company estimates this distribution to be approximately $7.88 per allocated share, based on 1,681,252 allocated shares that are held by current participants, 1,172,317 unallocated shares, an outstanding loan balance of $3,862,924, and a price of $14.59 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2010.  The BMP provides eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code. The figures shown represent an estimated earnings credit of $7.88 per stock unit credited to Messrs. Palagiano, Devine and Mahon under the BMP as of December 31, 2010.

(8)
All stock options granted under the 2001 Stock Option Plan and 2004 Stock Incentive Plan provide for full vesting upon death, disability, retirement or change in control.  The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $14.59, which was the closing sales price for a share of Common Stock on December 31, 2010.

(9)
All restricted stock awards granted under the 2004 Stock Incentive Plan provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $14.59, which was the closing sales price for a share of Common Stock on December 31, 2010.

(10)
In 2009, Mr. Palagiano was granted an incentive award with a performance period ending December 31, 2011.  In 2010, Mr. Palagiano was granted an additional incentive award with a performance period ending December 31, 2012.  A description of the payment levels and criteria are set forth in the “Compensation Discussion and Analysis.”  Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event.  Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the December 31, 2011 target award of $428,750 and the December 31, 2012 target award of $428,750.

(11)
As of December 31, 2010, in the event of a change in control of the Company or Bank, the Employment Agreements provided that (i) the term of employment will be converted to a fixed two year period beginning on the date of the change in control, and (ii) if the Senior Executive signs a release of any further rights under his Employment Agreement with the Bank, an immediate contribution will be paid to a trust compliant with Rev. Proc. 92-65 (whether or not employment has terminated) for payment upon later termination for any reason.  The amount to be contributed to this trust is equal to the present value of three years of salary, bonus and fringe benefits plus an additional lump sum equal to the present value x minus y, where x is a specified target pension for each Senior Executive and y is the actual pension benefit due to the Senior Executive under the Bank's and the Company's qualified and nonqualified defined benefit pension plans. The target pension is a given percentage of the highest aggregate salary and bonus for any 36 month period in the last 120 months of employment.  This percentage is 26-2/3% for Mr. Palagiano; 25% for Mr. Devine; and 16-2/3%  for Mr. Mahon.  The Retention Agreements do not provide for a similar additional payment in the event of a change in control of the Company or Bank.

(12)
Cash and benefits paid to Messrs. Palagiano, Mahon and Devine under the Employment Agreements and Messrs. Harris and King under their Retention Agreements, together with payments under other benefit plans following a change of control of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank.  Each Employment Agreement and Retention Agreement includes a provision indemnifying the executive on an after-tax basis for any "excess parachute" excise taxes.

Changes to Termination and Change in Control Benefits Effective in 2011

Changes effective in 2011 to the BMP and the Employment Agreements with each of the Senior Executives are expected to result in changes to the values of termination and change of control benefits beginning in 2011.  These changes are not reflected in the table of Termination and Change in Control Benefits above, which is required to reflect estimated values of benefits assuming termination of employment or a change in control on December 31, 2010.

As described above in "Compensation Discussion and Analysis – Other Elements of the Executive Compensation Package,” in December 2010, BMP benefit accruals associated with the 401(k) Plan and ESOP were reactivated and catch-up credits were made for the 2005-2010 period.  These reactivations and credits were not effective until January 1, 2011, and thus are not reflected in termination benefits dependent upon BMP benefit accruals or account balances in the table of Termination and Change in Control Benefits above.

As described above in "Compensation Discussion and Analysis – Potential Payments Upon Termination and Change in Control," subsequent to December 31, 2010, the Company and Bank completed negotiations with Messrs. Palagiano, Devine and Mahon to restructure their Employment Agreements.

The table on the following page provides an estimate of the pro-forma value of termination and change of control benefits, assuming termination of employment or a change in control occurred on December 31, 2010 subject to the 2011 changes to the BMP and restructuring of the Employment Agreements noted above.

	Vincent F. Palagiano	Michael P. Devine	Kenneth J. Mahon	Daniel J. Harris	Timothy B. King
Death
Death Benefit(1)	$2,058,000	$1,623,000	$1,206,000	-	-
Stock Option Vesting(8)	53,125	251,487	166,341	$101,754	$101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,500	-	-	-	-
Disability
Disability Benefit(2)	$2,058,000	$1,623,000	$1,206,000	-	-
Stock Option Vesting(8)	-	251,487	166,341	$101,754	$101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,750	-	-	-	-
Discharge without Cause or Resignation with Good Reason - No Change in Control
Severance Pay(3)	$1,882,420	$1,484,532	$1,103,109	-	-
Bonus(3)	877,182	638,449	444,154	-	-
ESOP(4)	163,095	125,929	91,063	-	-
Insurance(5)	67,676	38,039	33,810	-	-
401(k) Payment(6)	85,349	65,898	47,654	-	-
BMP-ESOP Payout(7)	-	-	-	-	-
Stock Option Vesting(8)	-	-	-	-	-
Restricted Stock Vesting(9)	-	-	-	-	-
Incentive Award Vesting(10)	857,750	-	-	-	-
Discharge without Cause or Resignation with Good Reason - Change in Control Related
Transaction Pay Salary (11)	-	-	-	-	-
Severance Pay(3)	$1,996,359	$1,574,388	$1,169,878	$970,305	$895,666
Bonus(3)	930,276	677,094	471,038	444,000	467,532
ESOP(4)	-	-	-	-	-
Insurance(5)	67,676	38,039	33,810	41,982	37,746
401(k) Payment(6)	90,362	69,768	50,452	21,944	35,714
BMP-ESOP Payout(7)	2,641,161	1,795,719	987,379	-	347,944
Stock Option Vesting(8)	53,125	251,487	166,341	101,754	101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,750	-	-	-	-
Pension Payment (11)	-	-	-	-	-
Tax Indemnity(12)	2,630,449	1,956,900	1,302,892	662,764	843,261
Change in Control – No Termination of Employment
Transaction Pay (Salary)(3)	-	-	-	-	-
Transaction Pay(Bonus) (3)	-	-	-	-	-
ESOP(4)	-	-	-	-	-
Insurance(5)	-	-	-	-	-
401(k) Payment(6)	-	-	-	-	-
BMP-ESOP Payout(7)	$2,641,161	$1,795,719	$987,379	-	$347,944
Stock Option Vesting(8)	-	251,487	166,341	$101,754	101,184
Restricted Stock Vesting(9)	-	586,781	390,370	281,164	276,619
Incentive Award Vesting(10)	857,500	-	-	-	-
Pension Payment (11)	-	-	-	-	-
Tax Indemnity(12)	-	-	-	-	-

(1)
On termination by reason of death, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a death benefit, payable to the beneficiaries of the executive through life insurance or otherwise.  This death benefit is the equivalent, on a net after-tax basis of the benefit payable under a term life insurance policy with a stated face value of three times such executive’s then annual base salary.  This death benefit shall be paid within thirty days of death.  The Retention Agreements provide no severance benefits on termination by reason of death, except for (a) earned but unpaid salary, and (b) benefits to which such executive is entitled as a former employee.

(2)
On termination by reason of disability, the Employment Agreements provide for (i) payment of earned but unpaid salary, (ii) benefits to which the executive is entitled as a former employee, (iii) payment for all unused vacation days and floating holidays in the year of termination at the highest rate of annual salary for such year and (iv) a disability benefit.  The disability benefit is a lump sum amount equal to three times the executive's then annual base salary, payable within thirty days after termination.  The Retention Agreements provide no severance benefits on termination by reason of disability.

(3)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements as renegotiated provide for a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for the Company during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control).  The present value of this payment is to be determined using a discount rate of 6% per year, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  In addition, the Employment Agreements as renegotiated provide for a lump sum bonus severance payment in an amount equal to the lump sum salary severance described immediately above, multiplied by the greater of (i) the target bonus (expressed as a percentage of salary) in effect at the time of termination, and (ii) the average of the actual bonuses (expressed as a percentage of salary) earned for the most recent three years.  In the event of a termination without cause or resignation with good reason, in either event following a change in control, the Retention Agreements provide for a lump sum payment, in an amount equal to the present value of the salary that the executive would have earned if he had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of salary achieved during the executive's period of actual employment with the Bank.  This present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the Bank’s regular payroll periods for its officers. In addition, the Retention Agreements provide for a lump sum payment equal to the amount of incentives the executive would have received under all cash bonus or long-term or short-term cash incentive compensation plans maintained by, or covering employees of, the Bank, if he had continued working for the Bank and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired Assurance Period.  These incentive payments are to be equal to the product of:  (a) the maximum percentage rate at which an award was ever available to such Contract Employee under such incentive compensation plan, multiplied by (b) the salary that would have been paid to such Contract Employee during each such calendar year at the highest annual rate of salary achieved during the remaining unexpired Assurance Period.  The Assurance Period for both Mr. Harris and Mr. King is three years.  In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be held in a grantor trust which meets the requirements of Revenue Procedure 92-65 and paid on the first day of the seventh month following separation from service.

(4)
In the event of a termination without cause or a resignation with good reason in the absence of a change in control, the Employment Agreements provide for a lump sum payment in an amount approximately equal to the present value of three years of participation in the ESOP, and, following reactivation of benefit accruals with respect to the ESOP under the BMP, the present value of excess benefits under the BMP that would have been due for three years participation in the ESOP if such benefits were not limited under the Code, where such present values are determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  The Retention Agreements provide for no severance benefits in the event of a termination without cause or a resignation with good reason in the absence of a change in control.  Market value is calculated on the basis of $14.59 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2010.

(5)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements provide for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents, for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of his termination of employment.  If the executive's termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control.  These continued benefits will be determined as if the executive had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the Employment Agreement.  In the event of a termination without cause or resignation with good reason, in either event following a change in control, the Retention Agreements provide for continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, and after taking into account the coverage provided by any subsequent employer.  These continued benefits will be provided if and to the extent necessary to provide the executive, for the remaining unexpired Assurance Period, with coverage equivalent to the coverage to which such Contract Employee would have been entitled under plans in effect on the date of his termination of employment, or, if his termination of employment occurs after a change of control, under plans in effect upon the change of control, if the benefits are greater.  These continued benefits will be determined as if the Contract Employee had continued working for the Bank during the remaining unexpired Assurance Period at the highest annual rate of compensation achieved during the Contract Employee’s period of actual employment with the Bank.  Each figure shown represents the present value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by the Company in measuring its liability for retiree benefits other than pensions for financial statement purposes under ASC Topic 715.  For more information concerning other major assumptions used for these calculations, please refer to Note 15 to the audited consolidated financial statements included in the Company's 2010 Annual Report on Form 10-K.

(6)
In the event of a termination without cause or a resignation with good reason, the Employment Agreements as renegotiated provide for a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan, and, following reactivation of benefit accruals with respect to the 401(k) Plan under the BMP, the present value of excess benefits under the BMP that would have been due for three years participation in the 401(k) Plan if such benefits were not limited under the Code.  In the event of a termination without cause or a resignation with good reason following a change of control, the Employment Agreements provide for an additional lump sum payment in an amount approximately equal to the present value of two years of participation in the 401(k) Plan.  Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.  The Retention Agreements provide for no severance benefits in the event of a termination without cause or a resignation with good reason in the absence of a change in control, but do provide for a lump sum payment for termination without cause or resignation with good reason following a change in control.  The amount of this payment would be approximately equal to the present value of matching contributions for three years of participation in the 401(k) Plan, where such present value is determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.

(7)
The ESOP provides that in the event of a change in control of the Company or Bank, a portion of the proceeds from the sale of the shares of the Common Stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares.  The remaining unallocated shares (or the proceeds from their sale) would be distributed among the accounts of plan participants in proportion to the balances credited to such accounts immediately prior to such allocation.  The Company estimates this distribution to be approximately $7.88 per allocated share, based on 1,681,252 allocated shares that are held by current participants, 1,172,317 unallocated shares, an outstanding loan balance of $3,862,924, and a price of $14.59 per share, which was the closing sales price for the Common Stock on the NASDAQ National Market on December 31, 2010.  The BMP provides eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code. The figures shown represent an estimated earnings credit of $7.88 per stock unit credited to Messrs. Palagiano, Devine, Mahon and King under the BMP, following allocation of catch-up credits to the BMP with respect to the ESOP for the 2005-2010 period.

(8)
All stock options granted under the 2001 Stock Option Plan and 2004 Stock Incentive Plan provide for full vesting upon death, disability, retirement or change in control.  The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $14.59, which was the closing sales price for a share of Common Stock on December 31, 2010.

(9)
All restricted stock awards granted under the 2004 Stock Incentive Plan provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $14.59, which was the closing sales price for a share of Common Stock on December 31, 2010.

(10)
In 2009, Mr. Palagiano was granted an incentive award with a performance period ending December 31, 2011.  In 2010, Mr. Palagiano was granted an additional incentive award with a performance period ending December 31, 2012.  A description of the payment levels and criteria are set forth in the “Compensation Discussion and Analysis.”  Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event.  Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the December 31, 2011 target award of $428,750 and the December 31, 2012 target award of $428,750.

(11)
The Employment Agreements as renegotiated no longer provide for the payments denoted in the table above as “Transaction Pay Salary” and “Pension Payment” in the event of a change in control of the Company or Bank.

(12)
Cash and benefits paid to Messrs. Palagiano, Mahon and Devine under the Employment Agreements and Messrs. Harris and King under their Retention Agreements, together with payments under other benefit plans following a change of control of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank.  Each Employment Agreement and Retention Agreement includes a provision indemnifying the executive on an after-tax basis for any "excess parachute" excise taxes.

Transactions With Certain Related Persons

It is the Company's policy to comply with all relevant laws regarding review, approval or ratification of transactions involving the Company or Bank and any Director, executive officer or their immediate family.

Federal Reserve Board Regulation O requires that all Bank or Company loans or extensions of credit to certain executive officers, as defined in Regulation O, ("Regulation O Officers") and Directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  The Bank has in the past made loans or extended credit to Regulation O Officers and also to certain persons related to Regulation O Officers and Directors.  All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features.  Pursuant to its current written policy, the Bank is prohibited from advancing loans to the Named Executive Officers or Directors.  The Bank owned no outstanding loans to Named Executive Officers, Regulation O Officers, Directors or their associates as of the Record Date.  The policy additionally requires that all Bank loans to executives other than the Named Executive Officers contain terms that are no less favorable to the Bank than those it could have obtained in arms-length negotiations with unaffiliated persons, and do not involve more than normal risk of repayment or contain other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2003 ("Sarbanes-Oxley") prohibits the extension of personal loans to Directors and executive officers of issuers (as defined in Sarbanes-Oxley).  The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Delaware General Corporate Law ("DGLC") §143 permits a Delaware corporation, such as the Company, to advance a loan to, guarantee the obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiaries, including employees who are directors of the corporation, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

Pursuant to DGCL §144(a), no contract or transaction between a corporation and its directors or officers, or between a corporation and any other entity in which its directors or officers are directors or officers or have a financial interest, shall be voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or Committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) The material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or known to the Board or Committee, and the Board or Committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors may be less than a quorum; (2) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a Committee or the shareholders.

Mr. Curtin is a partner in the law firm of Conway Farrell.  The Bank retains Conway Farrell to conduct loan closings and perform other requested legal services.  Conway Farrell received fees in the amount of approximately $989,275 from third parties pursuant to its representation of the Bank in loan closings for the year ended December 31, 2010.  During the year ended December 31, 2010, the Bank also paid $36,000 directly to Conway Farrell for services rendered during the year ended December 31, 2010, of which $30,000 related to loan closings and $6,000 related to other legal services provided.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock.  Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements.

__________________________________________________________________

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
__________________________________________________________________

General

The Audit Committee of the Board of Directors has appointed the firm of Crowe Horwath LLP to act as the Company's independent auditors for the year ending December 31, 2011, subject to ratification of such appointment by the Company's shareholders.  A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting, will be provided an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.  No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Crowe Horwath LLP began service as the Company's independent auditor effective August 12, 2009.  Prior to August 12, 2009, Deloitte & Touche LLP ("Deloitte") was engaged as the Company's independent auditor.  Deloitte was dismissed as the Company's independent auditor on August 11, 2009.  The decision to dismiss Deloitte was approved by the Audit Committee of the Company's Board of Directors.

Deloitte's reports on the consolidated financial statements of the Company and Deloitte's opinions on the effectiveness of the Company's internal control over financial reporting as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2008, and the subsequent interim periods, there were no (a) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter thereof in its report for such years, or (b) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

The following table summarizes the aggregate fees either paid or contractually owed by the Company to its independent auditing firms:

	Year Ended December 31,
	2010	2009
Audit Fees (a)	$399,250	$482,500
Audit-Related Fees (b)	68,000	156,300
Tax Fees (c)	130,000	194,000
All Other Fees	-	-
Total	$597,250	$832,800

(a)  Fees for audit services in 2010 and 2009 consisted of:

▪	Audits of the Company’s annual financial statements
▪	Reviews of the Company’s quarterly financial statements
▪	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters

(b)  Fees for audit-related services in 2010 and 2009 consisted of:
▪	Financial accounting and reporting consultations
▪	Internal control reviews
▪	Employee benefit plan audits

(c)  Fees for tax services in 2010 and 2009 consisted of tax compliance services and tax planning and advice services.

Fees for tax compliance services totaled $125,000 for 2010 and $186,100 for 2009.  Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.    Federal, state and local income tax return assistance
ii.   Sales and use, property and other tax return assistance
iii. Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv.  Requests for technical advice from taxing authorities

There were no tax planning and advice service fees paid in 2010.  Tax planning and advice service fees totaled $7,900 in 2009.  Tax planning and advice consists of services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

Pre-Approval Policy

The services performed by the independent auditor in 2010 were pre-approved in accordance with the Audit Committee's pre-approval policy.  Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

__________________________________________________________________

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
__________________________________________________________________

The Company is seeking a non-binding advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Company's executive compensation program has been designed to attract, retain and motivate the highest quality executive officers, directly link pay to the Company's performance, and build value for its shareholders.  The Company's executive compensation philosophy is, with the benefit of objective input from an independent consultant, to provide competitive target compensation opportunities with actual amounts earned commensurate with financial performance and the generation of long-term value to shareholders.  The Company believes that the compensation data in this proxy statement demonstrates the success of this philosophy.

This proposal, commonly known as a "Say-on-Pay" proposal, gives the Company's shareholders the opportunity to express their views on the compensation provided to Named Executive Officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis, as well as the tabular and other disclosures on compensation under the section titled "Compensation" and approve the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Under applicable law, the Say-on-Pay vote is advisory, and therefore not binding on the Company or its Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or any of its Committees or create or imply any additional fiduciary duty by the Company's Directors. The Company's Board of Directors value the opinions of shareholders and will consider the voting results, along with relevant factors, in connection with its ongoing executive compensation activities.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE "FOR" APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

__________________________________________________________________

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON
THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
__________________________________________________________________

The Company is seeking a non-binding advisory vote on whether future advisory votes on the compensation of its Named Executive Officers should occur every year, two years or three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation annually is currently the most appropriate policy for the Company, and recommends that shareholders vote for the Company to hold annual advisory votes on executive compensation.  While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, executive compensation is disclosed annually.  The Board believes that an annual advisory vote on executive compensation permits timely input from its shareholders.

You may elect to have the advisory vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation. The vote is advisory and non-binding.  Whichever of one year, two years or three years receives the greatest number of shareholder votes will be considered the option that has been selected by the shareholders.  The Board will consider the outcome, along with other relevant factors, when considering the future frequency of the advisory vote on the compensation of the Named Executive Officers.

The Company will, at least once every six years, submit to an advisory vote of its shareholders a non-binding proposal similar to this Proposal 4, on the frequency of the Say-on-Pay advisory vote.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE FOR "EVERY YEAR" ON PROPOSAL 4
__________________________________________________________________

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company's Board of Directors provides a process for shareholders to send communications to the Board.  The Company's Policy Regarding Shareholder Communication with the Board is available on its website at www.dime.com by selecting Investor Relations and then Corporate Governance within the Investor Relations menu.

OTHER MATTERS

As of the date of this proxy statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting.  If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2012 ANNUAL MEETING STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting to be held in 2012, all shareholder proposals, including, but not limited to, nominations for Director, must be submitted to the Secretary of the Company at its offices at 209 Havemeyer Street, Brooklyn, New York 11211 on or before December 16, 2011.  Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2012 proxy statement, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2012, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year's annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.  Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.  A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2012.

Multiple Shareholders Sharing One Address

Only one copy of the Proxy Statement and Annual Report is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  The Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report was delivered.  Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement and Annual Report by writing Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, NY 11211, Attn: Investor Relations, or by telephoning the Investor Relations Department at (718) 782-6200, ext. 8279.  By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement and Annual Report if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2010, including the consolidated financial statements prepared in conformity with GAAP for the year ended December 31, 2010, accompanies this Proxy Statement.  The consolidated financial statements for the year ended December 31, 2010 have been audited by Crowe Horwath LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Kenneth A. Ceonzo, Director of Investor Relations, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211, or by calling (718) 782-6200, extension 8279, or by accessing the Company's corporate website www.dime.com.

By Order of the Board of Directors
Lance J. Bennett
Secretary
Brooklyn, New York
April 11, 2011

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

1

DIME COMMUNITY BANCSHARES, INC.

209 Havemeyer Street
Brooklyn, NY 11211

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 19, 2011.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Anthony Bergamo, Fred P. Fehrenbach and Joseph J. Perry, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 24, 2011, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 19, 2011, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, both dated April 11, 2011, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this Proxy will be voted FOR the election of all nominees in Proposal 1, FOR Proposals 2 and 3, and for "EVERY YEAR" on Proposal 4. If this Proxy is executed in such a way as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.**

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF

DIME COMMUNITY BANCSHARES, INC.

May 19, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting..

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15119

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20630304000000001000 1 051911

Proposals 1, 2, 3 and 4 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1, a vote "FOR" Proposals 2 and 3, and a vote for "EVERY YEAR" on Proposal 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following six nominees for Directors for terms to expire at the 2014 Annual Meeting of Shareholders:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ George L. Clark, Jr.
- ○ Steven D. Cohn
- ○ John J. Flynn
- ○ Kenneth J. Mahon
- ○ Kathleen M. Nelson
- ○ Robert C. Golden

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	Every year	Every 2 years	Every 3 years	ABSTAIN
4. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

5. The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 11, 2011, for the Annual Meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I will attend the Annual Meeting. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.